The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Filed Pursuant to Rule 424(b)5
Registration No. 333-113061

PROSPECTUS SUPPLEMENT
SUBJECT TO COMPLETION, DATED JULY 26, 2005
(To Prospectus dated April 2, 2004)
                            Shares
Hersha Hospitality Trust
% Series A Cumulative Redeemable Preferred Shares Of Beneficial Interest
(Liquidation Preference $25.00 Per Share)

       Hersha Hospitality Trust is offering                      shares of its      % Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, which we refer to in this prospectus supplement as the Series A Preferred Shares, on terms summarized as follows:

•	We will pay quarterly cumulative dividends, in arrears, on the Series A Preferred Shares from and including the date of original issue, payable on January 15, April 15, July 15 and October 15 of each year, when and as declared, beginning on October 15, 2005, at a yearly rate of % of the $25.00 liquidation preference, or $ per Series A Preferred Share per year.

•	We may not redeem the Series A Preferred Shares prior to August , 2010, except as necessary to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes. On or after August , 2010, we may, at our option, redeem the Series A Preferred Shares, in whole or in part at any time and from time to time, for $25.00 per Series A Preferred Share plus an amount equal to any accrued and unpaid dividends through and including the date of redemption, payable in cash. Any partial redemption will generally be on a pro rata basis.

•	The Series A Preferred Shares have no stated maturity, are not subject to any sinking fund provisions and will remain outstanding indefinitely unless we redeem them.

•	Holders of the Series A Preferred Shares will generally have no voting rights, except if we fail to pay dividends on any Series A Preferred Share for six or more quarterly periods (whether or not consecutive), or as otherwise required by law.

•	To assist us in qualifying as a REIT, ownership of our Series A Preferred Shares by any person is generally limited to 9.9% of the aggregate number of outstanding Series A Preferred Shares.
       There is currently no public market for the Series A Preferred Shares. We have applied to list the Series A Preferred Shares on the American Stock Exchange under the symbol “HT.PR.A.” If this application is approved, trading of the Series A Preferred Shares on the American Stock Exchange is expected to commence within the 30-day period following the initial delivery of the Series A Preferred Shares to the underwriters.

Investing in our Series A Preferred Shares involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 2 of the prospectus to which it relates.

	Per Share		Total

Public Offering Price(1)		$25.00	$
Underwriting Discounts and Commissions	$		$
Proceeds to Hersha Hospitality Trust (before expenses)	$		$

(1)	Plus accrued dividends, if any, from the date of original issuance.
       Delivery of the Series A Preferred Shares will be made on or about August      , 2005. We have granted the underwriters an option to purchase a maximum of           additional Series A Preferred Shares to cover over-allotments of shares, if any, at any time until 30 days after the date of this prospectus supplement.
       Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book Running Managers

Wachovia Securities	UBS Investment Bank
Co-Managers
Raymond James

Robert W. Baird & Co.

Stifel, Nicolaus & Company Incorporated
The date of this prospectus supplement is July      , 2005.

S-i

       You may rely only on the information contained in or incorporated by reference into this prospectus supplement and the prospectus to which it relates. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in or incorporated by reference into this prospectus supplement or the prospectus to which it relates. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the prospectus to which it relates or the documents incorporated herein or therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents.
       References to “our company,” “we,” and “our” in this prospectus supplement and the accompanying prospectus mean Hersha Hospitality Trust, including, unless the context otherwise requires (including the discussion of federal income tax treatment of Hersha Hospitality Trust and its shareholders), our operating partnership and other direct and indirect subsidiaries. Our “operating partnership” or “HHLP” refers to Hersha Hospitality Limited Partnership, a Virginia limited partnership. “HHMLP” refers to Hersha Hospitality Management, L.P. and its subsidiaries, which are the entities that manage our hotels. “Common shares” means our common shares of beneficial interest, par value $0.01 per share. “Series A Preferred Shares” means our Series A Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share.

S-ii

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS
       This prospectus supplement and the prospectus to which it relates contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements containing the words, “believes,” “anticipates,” “expects” and words of similar import. Such forward-looking statements relate to future events, our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should specifically consider the various factors identified, or incorporated by reference in this report including, but not limited to those discussed in the sections entitled “Risk Factors” in this prospectus supplement and the prospectus to which it relates and those discussed in any documents filed by us with the Securities and Exchange Commission, or SEC, that could cause actual results to differ. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments, except as required by law.
WHERE YOU CAN FIND MORE INFORMATION
       We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., Room 1580, 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: “HT”) are listed.
       The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information.
       We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2004, filed March 16, 2004, as amended by Form 10-K/ A, filed May 2, 2005.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2004, filed May 10, 2005.

•	Current Reports on Form 8-K filed January 26, 2005; March 8, 2005; March 10, 2005; April 6, 2005; May 4, 2005; May 17, 2005; May 19, 2005; June 1, 2005, as amended by Forms 8-K/ A filed June 23, 2005 and July 20, 2005; June 6, 2005; June 21, 2005, as amended by Form 8-K/ A filed July 25, 2005; June 22, 2005, as amended by Form 8-K/ A filed July 20, 2005; June 27, 2005; July 6, 2005 and July 26, 2005.

S-iii

       You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus), at no cost, by writing or calling us at the following address:
Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
215-238-1046
       All brand names, trademarks and service marks appearing in this prospectus supplement are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Hilton Garden Inn®, Hampton Inn®, Courtyard® by Marriott®, Residence Inn® by Marriott®, Sheraton Four Points®, DoubleTree®, Holiday Inn®, Holiday Inn Express®, Homewood Suites® by Hilton®, Embassy Suites®, Spring Hill Suites® by Marriott® and Staybridge Suites®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus supplement, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
       This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement, the prospectus to which it relates, especially the “Risk Factors” section beginning on page S-8 of the prospectus supplement and on page 2 of the prospectus to which it relates, and the documents incorporated by reference carefully before deciding whether to invest in the Series A Preferred Shares. You should consult your legal and tax advisors to understand fully the terms of the Series A Preferred Shares. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the prospectus to which it relates.
Hersha Hospitality Trust
Overview
       Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 and completed its initial public offering in January 1999. We focus primarily on owning and operating high quality, mid-scale and up-scale limited service hotels in established markets in the Eastern United States. Our primary growth strategy is to continue to acquire high quality, mid-scale and up-scale hotels in metropolitan markets with high barriers to entry in the Northeastern United States. As of June 30, 2005, our total portfolio, which includes wholly-owned hotels and hotels we own in joint ventures, consisted of 35 hotels with a total of 3,705 rooms located in Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Maryland, Washington, D.C. and Georgia, which operate under leading brands, such as Courtyard by Marriott, Residence Inn by Marriott, Spring Hill Suites by Marriott, Hilton Garden Inn, Homewood Suites by Hilton, Hampton Inn, Sheraton Four Points, DoubleTree, Embassy Suites, Holiday Inn, Holiday Inn Express and Staybridge Suites. We have elected to be treated as a REIT for federal income tax purposes. We are structured as an umbrella partnership REIT, or UPREIT, meaning that we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, or HHLP, for which we serve as the general partner.
       As of June 30, 2005, we owned 31 hotels with a total of 3,101 rooms, which we refer to herein as our wholly-owned hotels. All of our wholly-owned hotels are leased to 44 New England Management Company, a wholly-owned taxable REIT subsidiary, or TRS, or one of its subsidiaries. Our wholly-owned hotels are currently managed by Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors.
       As of June 30, 2005, we owned through four joint ventures interests in four hotels with a total of 604 rooms, which we refer to herein as our joint venture hotels, all of which were leased to TRSs owned by those joint ventures. As of June 30, 2005, all of our joint venture hotels were managed by HHMLP.
       In addition to owning hotels directly and through joint ventures, we also invest a smaller amount of our capital in mortgage, mezzanine and development loans to hotel owners and developers. As of March 31, 2005, we had advanced loans of approximately $35.4 million in the aggregate. We typically acquire options or rights of first refusal to purchase hotels to which we make loans and believe these loans help us to identify and secure acquisition opportunities.
       Our address is 510 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106. Our telephone number is (215) 238-1046. Our common shares are listed on the American Stock Exchange, or AMEX, under the symbol “HT.” Our website is www.hersha.com. Information appearing on our website is not a part of this prospectus supplement or the prospectus to which it relates.

Operating Strategy
Increase Same Hotel Performance
       Our operating strategy focuses on increasing same hotel performance for our portfolio. The key elements of this strategy are:

•	working together with our hotel management companies to increase occupancy levels and revenue per available room, or “RevPAR,” through active property-level management, including intensive marketing efforts to tour groups, corporate and government extended stay customers and other wholesale customers and expanded yield management programs, which are calculated to better match room rates to room demand; and

•	positioning our hotels to capitalize on increased demand in the mid-scale and up-scale lodging segment, which we believe can be expected to follow from improving economic conditions, by managing costs and thereby maximizing earnings.
Pursue Quality Acquisitions in Cluster Markets in the Northeastern United States
       Our primary growth strategy is to continue to acquire high quality, mid-scale and up-scale limited service hotels in primary metropolitan markets and stable secondary markets with high barriers to entry in the Northeastern United States. We believe that current market conditions are creating opportunities to acquire hotels at attractive prices. In executing our disciplined acquisition program, we intend to acquire hotels that meet the following additional criteria:

•	nationally-franchised hotels operating under popular brands, such as Courtyard by Marriott, Residence Inn by Marriott, Spring Hill Suites by Marriott, Hilton Garden Inn, Homewood Suites by Hilton, Hampton Inn, Sheraton Four Points, DoubleTree, Embassy Suites, Holiday Inn, Holiday Inn Express and Staybridge Suites;

•	hotels in locations with significant barriers to entry, such as high development costs, limited availability of land and lengthy entitlement processes; and

•	hotels in our target markets where we can realize operating efficiencies and economies of scale.
       In addition to the recent acquisitions described below, in the ordinary course of our business, we are actively considering hotel acquisition opportunities.
Utilize Leverage Prudently
       The relative stability of the mid-scale and up-scale segment of the limited service lodging industry allows us to increase returns to our shareholders through the prudent application of leverage. Our strategy is to maintain target debt levels in the range of approximately 60% to 65% of the total purchase price of our hotels both on an individual and aggregate basis. As of March 31, 2005, our total debt was approximately 52% of the total purchase price of all our hotels on an aggregate basis. We may employ a higher amount of leverage at a specific hotel to achieve a desired return when warranted by that hotel’s historical operating performance and may use modestly greater leverage across our portfolio if and when warranted by prevailing market conditions.
Recent Developments
Recent Acquisitions
       Since March 31, 2005, we have completed the following additions to our portfolio:
       Hampton Inn, Herald Square, New York, New York. On April 1, 2005, we acquired 100% of the membership interests in Brisam Hotel LLC, the owner of the Hampton Inn, Herald Square in New York, New York, from Hasu P. Shah, our chairman and chief executive officer and the sole managing member of Brisam Hotel LLC, for approximately $31.3 million. In determining the purchase price, we obtained an independent appraisal of the membership interests in Brisam Hotel LLC and an agreed-upon procedures report from an independent public accounting firm. The acquisition was approved by the acquisition committee of our board of trustees, which is comprised solely of independent trustees, and also by our board of trustees, including all independent trustees. In connection with the acquisition of the Hampton Inn Herald Square, a subsidiary of HHLP assumed a mortgage loan secured by the property which has since been increased to $22.0 million.
       McIntosh Portfolio, Philadelphia and Wilmington. In May and June 2005, we completed the acquisition of a portfolio of five hotels from an unaffiliated selling group for approximately $48.9 million. This portfolio consists of the following properties located in leading Philadelphia, Pennsylvania and Wilmington, Delaware submarkets:

•	Holiday Inn Express Hotel & Suites King of Prussia, King of Prussia, Pennsylvania, which was purchased for approximately $16.1 million;

•	Holiday Inn Express of Frazer–Malvern, Frazer, Pennsylvania, which was purchased for approximately $8.2 million;

•	Holiday Inn Express of Langhorne–Oxford Valley, Langhorne, Pennsylvania, which was purchased for approximately $7.8 million; and

•	Courtyard by Marriott and McIntosh Inn of Wilmington, Wilmington, Delaware, which were purchased for approximately $16.8 million.
In connection with the acquisition of the McIntosh portfolio, a subsidiary of HHLP incurred approximately $34.2 million of mortgage debt secured by the five hotels in the portfolio, which was provided by UBS Real Estate Investment, Inc., an affiliate of one of the underwriters.
       Brookline Courtyard by Marriott, Brookline, Massachusetts. On June 16, 2005, we acquired the Brookline Courtyard by Marriott in Brookline, Massachusetts from an unaffiliated seller. Our purchase included the hotel, improvements, certain personal property and a pre-paid ground lease for the underlying land with a remaining term of approximately 90 years. The purchase price for our interest in this property was approximately $54.5 million. In connection with this acquisition, a subsidiary of HHLP obtained (and HHLP guaranteed) a $38.9 million mortgage loan secured by the Brookline property from Wachovia Bank, N.A., an affiliate of one of the underwriters.
       All of these hotels are leased to 44 New England Management Company, our wholly-owned TRS, or one of its subsidiaries and are managed by HHMLP or one of its subsidiaries.
Recent Dispositions
       Since March 31, 2005, we have completed the following dispositions from our portfolio:
       Holiday Inn Express, Long Island City, New York. On May 13, 2005, we sold the land, improvements and certain personal property of the Holiday Inn Express Hotel in Long Island City, New York to an unaffiliated buyer for approximately $9.0 million.
       Doubletree Club Hotel, Jamaica, New York. On May 13, 2005, we sold the land, improvements and certain personal property of the Doubletree Club Hotel in Jamaica, New York to an unaffiliated buyer for approximately $11.5 million.
Pending Joint Ventures
       Williamsburg Joint Ventures. On March 2, 2005, we entered into definitive agreements to enter into joint ventures with the members of LTD Associates One, LLC and LTD Associates Two, LLC, pursuant to which we will acquire a 75.0% membership interest in the owners of (i) the Spring Hill Suites Williamsburg, Virginia for approximately $6.4 million, which reflects a total valuation of $14.5 million and $6.0 million of indebtedness secured by the property, and (ii) the Residence Inn Williamsburg, Virginia for approximately $5.5 million, which reflects a total valuation of $16.0 million and $8.7 million of indebtedness secured by the property. We will have a preferred equity position in these joint ventures, which will lease the hotels to joint ventures owned by our TRS and an affiliate of our joint venture partner. LTD Management Company, a management company affiliated with our joint venture partner but not affiliated with our company, will continue to manage the hotels. Closing on these joint ventures is subject to certain conditions, including debt refinancing, transfer of the franchise and other customary closing conditions.

       Mystic Partners Joint Venture with Waterford. On June 15, 2005, we signed a definitive agreement to enter into a joint venture with Waterford Hospitality Group, LLC and Mystic Hotel Investors, LLC, pursuant to which we will establish a joint venture under the name Mystic Partners, LLC. Waterford Hospitality Group will contribute to Mystic Partners a portfolio of its membership interests in nine entities, each of which is either wholly-owned or majority-owned by the Waterford Hospitality Group and its affiliates. These entities own seven stabilized and two newly-developed Marriott- and Hilton-branded hotels with an aggregate of 1,707 rooms in Connecticut and Rhode Island. The aggregate value of the portfolio is approximately $250.0 million. We will contribute to Mystic Partners approximately $52.0 million in cash, subject to adjustment, in exchange for a 66.7% preferred equity interest in the seven stabilized hotel properties in the portfolio and a 50.0% preferred equity interest in the two newly-developed hotel properties in the portfolio, subject to the minority participations. Each property will be leased to a joint venture between our wholly-owned TRS and Waterford, in which we will have the same participation as we have in the joint venture. Each property will be managed by Waterford Hotel Group, Inc., a management company affiliated with our joint venture partner but not affiliated with our company. Closing on this joint venture is subject to certain conditions, including debt refinancings and re-sizings for the respective properties, transfers of franchises and other customary closing conditions. We anticipate using the proceeds of this offering to fund the purchase price of our joint venture interest. For more information on the Mystic Partners joint venture with Waterford, please refer to our Current Report on Form 8-K filed on June 21, 2005, as amended on July 25, 2005.
       South Boston Joint Venture. On May 17, 2005, we signed a definitive agreement to enter into two joint ventures with affiliates of Jiten Hotel Management, Inc., an unaffiliated hotel management company, pursuant to which we acquired on July 1, 2005 a 49.9% interest in the owner of a 164 room Courtyard by Marriott in South Boston, Massachusetts, for approximately $4.7 million, and will acquire a 49.9% interest in the owner of a 118 room Holiday Inn Express in South Boston, Massachusetts for approximately $2.3 million. The two hotels owned by the South Boston joint ventures will be leased to a joint venture owned by our wholly-owned TRS and our joint venture partner and managed by an affiliate of our joint venture partner but not affiliated with our company. Closing on the second hotel in this joint venture is subject to certain conditions, including debt refinancing, transfer of the franchise and other customary closing conditions.
Other Recent Developments
       On April 5, 2005, we provided a first lien mortgage financing commitment of approximately $9.0 million for the construction of a Homewood Suites in Glastonbury, Connecticut by PRA Suites at Glastonbury, LLC, an unrelated third party owner. Advances under this loan will accrue interest at a rate of 10.0% per annum. Pursuant to the terms of this loan, we have acquired the first right of refusal to purchase a preferred joint venture interest in this asset, which right will survive the repayment of the loan.
       On April 29, 2005, we provided a first lien mortgage financing commitment of $5.5 million for the acquisition and renovation of the Holiday Inn in Norwich, Connecticut by 44 Hersha Norwich Associates, LLC, 50% of which is owned by Hasu P. Shah. Advances under this loan will accrue interest at a rate of 10.0% per annum. We have a right of first refusal to purchase this property, which right will survive the repayment of the loan.
       In May 2005, two of our statutory trust subsidiaries conducted private sales of an aggregate of $50.0 million of trust preferred securities. In connection with that issuance and sale, HHLP issued to the statutory trusts an aggregate of approximately $51.5 million of unsecured fixed/floating rate junior subordinated notes due 2035. We used the proceeds from these trust preferred securities for general corporate purposes including the acquisition of hotel properties.
       On June 27, 2005, we announced the appointment of Michael R. Gillespie as our Chief Accounting Officer. Prior to joining Hersha, Mr. Gillespie was the Manager, Financial Policy & Controls for Tyco Electronics Corporation, a manufacturer of electronic components and subsidiary of Tyco International, from June 3, 2003 until June 17, 2005. Prior to this, he was Senior Manager in the Audit and Assurance Practice at KPMG LLP from May 28, 2002 until June 2, 2003. From September 1995 to May 27, 2002, he served as Experienced Manager in the Audit and Business Advisory Practice at Arthur Anderson LLP.

The Offering
       For a more complete description of the rights, preferences and other terms of the Series A Preferred Shares specified in the following summary, please see the information under the captions “Description of Series A Cumulative Redeemable Preferred Shares” in this prospectus supplement and “Description of Shares of Beneficial Interest” in the accompanying prospectus.

Issuer	Hersha Hospitality Trust, a Maryland real estate investment trust

Securities Offered	shares of our % Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share ( shares if the underwriters’ over-allotment option is exercised in full).

Price per Share	$25.00

Dividend Rate and Payment Dates	Cash dividends on the Series A Preferred Shares are cumulative from August , 2005, payable at the rate of % per year of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $ per share), and payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on October 15, 2005. The first dividend payment will be for less than a full quarter and will cover the period from August , 2005 to October 15, 2005. Dividends on the Series A Preferred Shares will accrue regardless of whether:

• our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

• we have earnings;

• there are funds legally available for the payment of such dividends; or

• such dividends are declared by our board of trustees.

See “Description of Series A Cumulative Redeemable Preferred Shares — Dividends.”

Liquidation Preference	The liquidation preference for each Series A Preferred Share is $25.00, plus an amount equal to all accrued and unpaid dividends (whether or not declared). See “Description of Series A Cumulative Redeemable Preferred Shares — Liquidation Preference.”

Optional Redemption	Except in certain circumstances relating to the preservation of our federal income tax qualification as a REIT, the Series A Preferred Shares are not redeemable prior to August , 2010. On and after August , 2010, the Series A Preferred Shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption. See “Description of Series A Cumulative Redeemable Preferred Shares — Redemption.”

Maturity	The Series A Preferred Shares do not have any stated maturity date, and we are not required to redeem these shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them or repurchase shares in the open market, in each case, at our option, subject to the restrictions on redemption described herein. We are not required to set aside funds to redeem the Series A Preferred Shares.

Ranking	The Series A Preferred Shares will rank:

• senior to our common shares with respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up;

• on par with any class or series of our equity securities the terms of which specifically provide that such class or series are of equal rank with the Series A Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

• junior to all our indebtedness, including but not limited to the approximately $51.5 million of unsecured fixed/floating rate junior subordinated notes due 2035 issued by HHLP to two statutory trust subsidiaries in connection with the trusts’ issuance and sale of a like amount of fixed/floating rate trust preferred securities.

See “Description of Series A Cumulative Redeemable Preferred Shares — Ranking.”

Voting Rights	Holders of the Series A Preferred Shares will generally have no voting rights, except as required by law. However, if we fail to pay dividends on any Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Series A Preferred Shares (voting together with all other series of our preferred shares, if any, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two members to serve on our board of trustees until all dividends accumulated on the Series A Preferred Shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. See “Description of Series A Cumulative Redeemable Preferred Shares — Voting Rights.”

No Conversion	The Series A Preferred Shares are not convertible into or exchangeable for any of our other shares of beneficial interest or any other property or securities.

Restrictions on Ownership	Subject to certain exceptions, our Amended and Restated Declaration of Trust, provides for an “Ownership Limit” (as defined in our Amended and Restated Declaration of Trust) by a single “Person” (as defined in our Amended and Restated Declaration to Trust) to 9.9% of the aggregate number of outstanding shares of each class or series of common shares or preferred shares of our shares of beneficial interest (including the Series A Preferred Shares). See “Description of Series A Cumulative Redeemable Preferred Shares — Restrictions on Ownership.”

Use of Proceeds	The net proceeds from the sale of the Series A Preferred Shares will be used to fund the purchase price of our interest in the Mystic Partners joint venture with Waterford and for general corporate purposes, including future acquisitions. See “Use of Proceeds.”

Listing	We have applied to list the Series A Preferred Shares on the AMEX under the symbol “HT.PR.A.” If this application is approved, trading of the Series A Preferred Shares on the AMEX is expected to commence within a 30-day period following the initial delivery of the Series A Preferred Shares to the underwriters.

Form	The Series A Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company, except under limited circumstances.

Risk Factors	Investing in our Series A Preferred Shares involves a number of risks, some of which are described under “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 2 of the prospectus to which it relates.

RISK FACTORS
       An investment in our Series A Preferred Shares involves risks. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our Series A Preferred Shares. You should also consider the information contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended. For more information, see the section entitled, “Where You Can Find More Information” in this prospectus supplement.
We may not be able to complete our pending joint ventures on the currently proposed terms or at all.
       We have signed definitive agreements to acquire interests in three joint ventures that will own a total of thirteen hotels for an aggregate of approximately $70.8 million, including our proposed Mystic Partners joint venture with Waterford. The proceeds of this offering will be used to fund our contribution to the Mystic Partners joint venture of approximately $52.0 million, subject to adjustment. The Mystic Partners joint venture with Waterford and other pending joint ventures are subject to various conditions to closing, including the financing or refinancing of debt secured by the properties, assignments or consents for franchise and other agreements and other customary closing conditions. While we and our joint venture partners are working diligently to satisfy all conditions to closing, some are not within our control and there can be no assurance that all such conditions can be satisfied. If all conditions to closing cannot be satisfied on a timely basis, the terms of the joint ventures may need to be restructured to reflect the failure of the condition. Otherwise, the joint ventures may be terminated. As a result, there can be no assurance that we will be able to consummate the joint ventures on the proposed terms or at all. If we consummate this offering but are not able to close the Mystic Partners joint venture with Waterford, there can be no assurance that we will be able to identify other appropriate uses of the proceeds of this offering on a timely basis.
We may be unable to successfully integrate acquired hotels into our operations or otherwise manage our planned growth, which may adversely affect our operating results.
       We have recently acquired a substantial number of hotels and expect to use the proceeds of this offering to close a significant joint venture. We cannot assure you that we or HHMLP will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to successfully integrate these investments into our portfolio and manage any future acquisitions of additional assets without operational disruptions or unanticipated costs. Acquisition of hotels generates additional operating expenses that we will be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or make other payments in respect of securities issued by us.
Acquisition of hotels with limited operating history may not achieve desired results.
       Many of our recent acquisitions, including some of the hotels in the Mystic Partners joint venture with Waterford, are newly developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are based upon management’s expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. If these newly developed hotels do not perform as expected, we may not have sufficient earnings and may need to borrow the necessary funds to pay the required dividends on the Series A Preferred Shares.

There can be no assurance that we have successfully remedied our recently identified material weaknesses in internal control over financing reporting.
       In connection with the closing of our 2004 fiscal year, we identified certain matters involving our internal control over financial reporting that we and our independent auditors determined to be material weaknesses under standards established by the American Institute of Certified Public Accountants. These matters included a (1) lack of appropriately designed controls over account reconciliations and account analysis preparation, lack of appropriately designed controls over the review of recurring journal entries, and failure to maintain sufficient levels of appropriately qualified personnel in our financial reporting process; (2) failure of our internal control activities designed to ensure completeness and accuracy of payroll expenses to operate effectively and consistently among all hotel properties, and (3) failure of our internal control activities designed to ensure the existence and accuracy of reported revenue to operate effectively and consistently among all hotel properties. As a result of these material weaknesses in internal control over financial reporting, accounting errors, which were evaluated to be material misstatements in accordance with SEC Staff Accounting Bulletin 99, occurred requiring restatement of our previously reported interim financial information as of and for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004.
       Although we have attempted to remedy these material weaknesses in internal control over financial reporting by implementing a number of actions aimed at strengthening our financial reporting processes, we cannot assure you that the remedial measures we have taken will adequately address the identified material weaknesses. Moreover, we only implemented these processes during the end of the first fiscal quarter and throughout the second fiscal quarter of 2005, and neither we nor any third party has conducted any subsequent formal evaluation of our internal control over financial reporting. We will continue to take further remedial actions to improve our internal control over financial reporting in order to continue to meet the requirements for being a public company, including the rules under Section 404 of the Sarbanes-Oxley Act of 2002, but there can be no assurance that the improvements we have made or will make will be sufficient to ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in misstatements in our financial statements in amounts that could be material. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the value of our Series A Preferred Shares.
We may engage in hedging transactions, which can limit our gains and increase exposure to losses.
       We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. Our hedging transactions may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. Moreover, interest rate hedging could fail to protect us or could adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.
       Hedging involves risk and typically involves costs, including transaction costs, which may reduce returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. The REIT qualification rules may also limit our ability to enter into hedging transactions. See “Additional Federal Income Tax Considerations — Recent Legislation.” We generally intend to hedge as much of our interest rate risk as our management determines is in our best interests given the cost of such hedging transactions and the requirements applicable to REITs. If we are unable to hedge effectively because of the cost of such hedging transactions or the limitations imposed by the REIT rules, we will face greater interest risk exposure than may be commercially prudent.
The Series A Preferred Shares do not have an established trading market, which may negatively affect the market value and your ability to transfer or sell your shares.
       The Series A Preferred Shares are a new issue of securities with no established trading market. Since the Series A Preferred Shares have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Series A Preferred Shares on the AMEX, but we cannot assure you that the shares will be approved for listing. If approved, trading is not expected to begin until up to 30 days after initial delivery of the shares. In addition, an active trading market on the AMEX for the Series A Preferred Shares may not develop or, even if it develops, may not continue, in which case the trading price of the shares could be adversely affected and your ability to transfer your Series A Preferred Shares would be limited. The trading price of the shares will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and market conditions; and

•	our financial condition, performance and prospects.
       For example, an increase in market interest rates may have a negative effect on the trading value of the Series A Preferred Shares. The underwriters are not obligated to make a market in the Series A Preferred Shares, and if they do so, may discontinue market-making at any time without notice.
The Series A Preferred Shares are subordinated to our existing and future indebtedness.
       Payment of amounts due on the Series A Preferred Shares will be subordinated to all of our existing and future indebtedness. As of March 31, 2005, our total indebtedness, including capital lease obligations and our pro rata portion of joint venture debt, was approximately $126.0 million. In addition, since March 31, 2005, HHLP has issued to two subsidiary statutory trusts an aggregate of approximately $51.5 million of unsecured fixed/floating rate junior subordinated notes due 2035 in connection with the trusts’ sale of $50.0 million of fixed/floating rate trust preferred securities. Subsidiaries of HHLP have continued to incur mortgage debt in connection with the various acquisitions closed since March 31, 2005. We will incur additional debt in the future to finance our hotel properties.
The Series A Preferred Shares have not been rated.
       We have not sought to obtain a rating for the Series A Preferred Shares from any nationally recognized statistical rating organization.
Our future offerings of preferred equity securities may adversely affect the value of the Series A Preferred Shares.
       We may issue additional Series A Preferred Shares and/or other classes or series of preferred shares. The issuance of additional preferred shares on parity with or senior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up could reduce the amounts we may have available for distribution to holders of the Series A Preferred Shares. None of the provisions relating to the Series A Preferred Shares contain any provisions affording the holders of the Series A Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or businesses, that might adversely affect the value of the Series A Preferred Shares.
As a result of our obligations to creditors and holders of securities ranking senior to the Series A Preferred Shares, we may not be able to make dividend or liquidation payments to you.
       The Series A Preferred Shares will rank:

•	senior to our common shares with respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up;

•	on par with any class or series of our equity securities the terms of which specifically provide that such class or series are of equal rank with the Series A Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

•	junior to all our indebtedness, including but not limited to the approximately $51.5 million of unsecured fixed/floating rate junior subordinated notes due 2035 issued by HHLP to two statutory trust subsidiaries in connection with the trusts’ issuance and sale of a like amount of fixed/floating rate trust preferred securities.
       As of March 31, 2005, our total indebtedness, including capital lease obligations and our pro rata share of joint venture debt, was approximately $126.0 million, and we expect to incur additional indebtedness in the future to finance our hotel properties. The terms of the Series A Preferred Shares do not limit our ability to incur indebtedness. If we incur significant indebtedness, we may not have sufficient funds to make dividend or liquidation payments on the Series A Preferred Shares. Upon our liquidation, our obligations to our creditors would rank senior to the Series A Preferred Shares and would be required to be paid before any payments could be made to holders of the Series A Preferred Shares.

USE OF PROCEEDS
       We estimate that the net proceeds to us from the sale of the Series A Preferred Shares offered hereby will be approximately $           million, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $           million.
       As required by the partnership agreement of our operating partnership, we will contribute all of the net proceeds to HHLP in exchange for a preferred partnership interest in the operating partnership, the rights, preferences and privileges of which will be substantially equivalent to the terms of the Series A Preferred Shares. We intend to use the net proceeds of this offering to fund the purchase price for our interest in the Mystic Partners joint venture with Waterford and for general corporate purposes, including future acquisitions.
RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
       The following table sets forth our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2005, and for each of the last five fiscal years.

	Year Ended December 31,
											Three Months Ended
	2000		2001(1)		2002(1)		2003(1)		2004(1)		March 31, 2005

Ratio of earnings to fixed charges	1.64	x	1.63	x	1.72	x	1.33	x	1.21	x	(2)
Ratio of earnings to combined fixed charges and preferred stock dividends	1.64	x	1.63	x	1.72	x	1.04	x	1.12	x	(2)

(1)	For the years ended December 31, 2001, 2002, 2003 and 2004, the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each year differ from their respective ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends as reflected in the prospectus to which this prospectus supplement relates due to the exclusion of earnings from discontinued operations in such years.

(2)	For the three months ended March 31, 2005, fixed charges exceeded earnings by $1,304,000 due primarily to the seasonal variation in the performance of our hotels. Typically, our hotels have stronger performance in the second and third quarters and weaker performance in the first and fourth quarters, as we believe is typical in the hospitality industry.
       The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortization of line of credit fees and amortization of interest rate caps and swap agreements. “Preferred stock dividends” consist of the amount of pre-tax earnings that is required to pay distributions on preferred units of limited partnership interest in our operating partnership, all of which were redeemed in exchange for common shares effective April 16, 2004.

CAPITALIZATION
       The following table sets forth the capitalization of Hersha Hospitality Trust as of March 31, 2005:

(1)	on an actual basis;

(2)	on a pro forma basis to give effect to the following acquisitions, dispositions and financing transactions that occurred after March 31, 2005, as if such acquisitions, dispositions and financing transactions occurred on such date, and the incurrence of any acquisition-related indebtedness:

•	the acquisition of the Hampton Inn, Herald Square in New York, New York on April 1, 2005 for approximately $31.3 million plus transaction costs;

•	the disposition of the Holiday Inn Express Hotel in Long Island City, New York on May 13, 2005 for approximately $9.0 million;

•	the disposition of the Doubletree Club Hotel in Jamaica, New York on May 13, 2005 for approximately $11.5 million;

•	the acquisition of the Holiday Inn Express Hotel & Suites King of Prussia in King of Prussia, Pennsylvania on May 23, 2005 for approximately $16.1 million plus transaction costs;

•	the acquisition of the Holiday Inn Express of Frazer–Malvern in Frazer, Pennsylvania on May 24, 2005 for approximately $8.2 million plus transaction costs;

•	the acquisition of the Holiday Inn Express Langhorne–Oxford Valley in Langhorne, Pennsylvania on May 26, 2005 for approximately $7.8 million plus transaction costs;

•	the acquisition of the Brookline Courtyard by Marriott in Brookline, Massachusetts on June 16, 2005 for approximately $54.5 million plus transaction costs;

•	the acquisition of the Courtyard by Marriott and the McIntosh Inn of Wilmington each in Wilmington, Delaware on June 17, 2005 for approximately $16.8 million plus transaction costs; and

•	the issuance of an aggregate of approximately $51.5 million of notes payable relating to the sale of $50.0 million of trust preferred securities in May 2005.

(3)	on a pro forma, as adjusted basis to give effect to the transactions described under (2) above and the sale of the Series A Preferred Shares offered hereby; and

(4)	on a pro forma basis to give effect to the transactions described under (2) and (3) above and the acquisition of our interest in the Mystic Partners joint venture with Waterford.
       This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our Current Reports on Form 8-K filed in connection with certain of our recent acquisitions and joint ventures, including amendments to Current Reports on Form 8-K/A filed on July 20 and 25, 2005, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005

		Acquisition,	Preferred
		Disposition, and	Offering	Acquisition of
		Financing	Pro	Interest in Mystic
	Actual	Pro Forma	Forma	Pro Forma

	(Dollars in thousands)
Cash	$6,097	$20,561	$68,811	$16,763
Debt:
Lines of credit	$400	$—	$—	$—
Mortgages payable	97,395	187,038	187,038	187,038
Notes payable relating to trust preferred securities	—	51,548	51,548	51,548
Debt related to hotel assets held for sale	12,952	—	—	—
Other notes payable	—	—	—	—
Capital lease payable	429	429	429	429

Total debt	$111,176	$239,015	$239,015	$239,015
Minority interest	$18,174	$18,174	$18,174	$18,174
Shareholders’ equity(1):
Preferred shares, $0.01 par value, 10,000,000 shares authorized, 2,000,000 Series A Preferred Shares issued and outstanding as adjusted	$—	$—	$20	$20
Class A common shares, $0.01 par value, 50,000,000 shares authorized, 20,292,631 shares issued and outstanding	203	203	203	203
Class B common shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—	—	—
Other comprehensive income	231	231	231	231
Additional paid-in capital	135,343	135,343	183,573	183,573
Distributions in excess	(20,438)	(19,115)	(19,115)	(19,115)

Total shareholders’ equity	$115,339	$116,662	$164,912	$164,912
Total capitalization	$244,689	$373,851	$422,101	$422,101

(1)	Does not include:

•	2,842,437 common shares issuable upon redemption of outstanding limited partnership units in our operating partnership owned by management, trustees and other contributors of properties to our operating partnership, which units are currently redeemable;

•	1,192,141 common shares issuable upon exchange of the interest in our joint venture with CNL Hotels & Resorts, Inc.; and

•	the Series A Preferred Shares issuable upon exercise of the underwriters’ over-allotment option.

DESCRIPTION OF SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
       The following description of the Series A Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred shares set forth under “Description of Shares of Beneficial Interest — Preferred Shares” in the accompanying prospectus, to which reference is hereby made. This summary does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary setting forth the terms of the Series A Preferred Shares. Copies of the Articles Supplementary and of our Amended and Restated Declaration of Trust may be obtained from us upon request.
General
       Pursuant to our Amended and Restated Declaration of Trust, our board of trustees has the authority, without further shareholder action, to cause us to issue up to 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. Immediately prior to this offering, there were no preferred shares of beneficial interest issued and outstanding.
       Preferred shares may be offered and sold from time to time, in one or more series, as authorized by our board of trustees. The board of trustees is authorized by Maryland law and our Amended and Restated Declaration of Trust to classify or reclassify any unissued common or preferred shares and to establish for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The board of trustees has established the Series A Preferred Shares by reclassifying the previously designated but unissued Series A Preferred Shares described in more detail under the heading “The Series A Preferred Shares” on page 17 of the accompanying prospectus. The board of trustees has the power to set preferences, powers and rights, voting or other terms of preferred shares that are senior to, or better than, the rights of holders of the Series A Preferred Shares or other classes or series of preferred shares. The Series A Preferred Shares are being issued pursuant to Articles Supplementary to our Amended and Restated Declaration of Trust that set forth the terms of a series consisting of up to            shares (including the shares issuable upon exercise of the underwriters’ over-allotment option) designated as      % Series A Preferred Shares. The offering relates to                     Series A Preferred Shares. The board of trustees has the power and authority to issue additional Series A Preferred Shares in the future.
Ranking
       With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series A Preferred Shares will rank:

•	senior to our common shares with respect to the payment of dividends and other amounts upon liquidation;

•	on par with any class or series of our equity securities, the terms of which specifically provide that such class or series are of equal rank with the Series A Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

•	junior to all our indebtedness, including but not limited to the approximately $51.5 million of unsecured fixed/floating rate junior subordinated notes due 2035 issued by HHLP to two statutory trust subsidiaries in connection with the trusts’ issuance and sale of $50.0 million of fixed/floating rate trust preferred securities.
Dividends
       Holders of the Series A Preferred Shares will be entitled to receive, when and as declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of      % per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $           per share. Dividends on the Series A Preferred Shares are payable quarterly in arrears on

January 15, April 15, July 15 and October 15 of each year, and if such day is not a business day, the next succeeding business day, commencing on October 15, 2005. We refer to each of these dates as a “dividend payment date” in this prospectus supplement, and the period beginning after each dividend payment date and ending on the next succeeding dividend payment date is referred to as the “dividend period.” The first dividend payment will be for less than a full quarter and will cover the period from August      , 2005 to October 15, 2005. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date. We refer to each of these dates as a “dividend record date” in this prospectus supplement.
       No dividends on Series A Preferred Shares may be declared by our board of trustees or paid or set apart for payment by us if such declaration or payment is restricted or prohibited by law, or at any time at which one or more of our contractual agreements, including any agreement relating to our outstanding indebtedness, (1) prohibits the declaration, payment or setting apart for payment of dividends or (2) provides that the declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder.
       Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared.
       Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the dividend payment date on which they first become payable. No dividends will be declared or paid or set apart for payment, and no distribution will be made, on any of our common shares or any other series of preferred shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares other than a dividend that consists of our common shares or shares of any other class of shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, for any period unless full cumulative dividends on the Series A Preferred Shares have been, or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment for all dividend periods ending on or prior to the date of such action with respect to our common shares or any other series of preferred shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares.
       When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) with respect to the Series A Preferred Shares and any other series of preferred shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of preferred shares ranking on a parity as to dividends with the Series A Preferred Shares will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of preferred shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such series of preferred shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

       Unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all dividend periods ending on or prior to the date of any action described below:

•	no dividends (other than in our common shares or other shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment;

•	no other distribution may be declared or made upon our common shares or any other shares of beneficial interest ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation; and

•	no common shares or any other shares of beneficial interest ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired by us for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) (except by conversion into or exchange for other of our shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation, and except for our redemption, purchase or acquisition of “Shares-in-Trust” under our Amended and Restated Declaration of Trust, which are intended to assist us in qualifying as a REIT for federal income tax purposes).
       Holders of the Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
Liquidation Preference
       Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common shares or any other class or series of our shares of beneficial interest that ranks junior to the Series A Preferred Shares as to liquidation rights. Holders of Series A Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets.
       In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all other classes or series of our shares of beneficial interest ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and all other such classes or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
       Our consolidation, combination or merger with or into any other corporation, trust or entity or consolidation or merger of any other corporation with or into us, the sale, lease or conveyance of all or substantially all of our assets, property or business or any statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us.
Optional Redemption
       The Series A Preferred Shares are not redeemable before August      , 2010. However, in order to assist us in qualifying as a REIT for federal income tax purposes, the Series A Preferred Shares and any other of our shares of beneficial interest that are owned by a shareholder in excess of a specified ownership limit may automatically become “Shares-in-Trust” under our Amended and Restated Declaration of Trust, which we will have the right to purchase from the holder. See “— Restrictions on Ownership.”
       On and after August      , 2010, we, at our option upon not less than 30 nor more than 60 days prior written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends on such shares to and including the date fixed for redemption (except as provided below), without interest. Holders of Series A Preferred Shares to be redeemed must surrender the Series A Preferred Shares at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any Series A Preferred Shares called for redemption, then from and after the redemption date:

•	dividends will cease to accrue on the Series A Preferred Shares;

•	the Series A Preferred Shares will no longer be deemed outstanding; and

•	all rights of the holders of the Series A Preferred Shares will terminate, except the holder’s right to receive the redemption price.
       If less than all of the outstanding Series A Preferred Shares is to be redeemed, the Series A Preferred Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.
       Unless full cumulative dividends on all Series A Preferred Shares have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Series A Preferred Shares may be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). This requirement will not prevent the Series A Preferred Shares from becoming “Shares-in-Trust” under our Amended and Restated Declaration of Trust or the purchase by us of Shares-in-Trust in order to assist us in qualifying as a REIT for federal income tax purposes.
       The terms of the Series A Preferred Shares will not prevent us from conducting open-market purchases of our Series A Preferred Shares and/or any of our other equity securities from time to time.
       Notice of redemption will be given by publication in the New York Times, Wall Street Journal or other newspaper of similar general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place or places where Series A Preferred Shares are to be surrendered for payment of the redemption price; and

•	that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date.
       If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares to be redeemed.
       The holders of Series A Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares that are called for redemption.
       The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
Voting Rights
       Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.
       Whenever we fail to pay dividends on any Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, which we refer to in this prospectus supplement as a “preferred dividend default,” the holders of the Series A Preferred Shares (voting separately as a class with all other series of preferred shares, if any, ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation, referred to in this prospectus supplement as “parity preferred,” upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two members of our board of trustees, referred to in this prospectus supplement as “preferred trustees”:

•	at the next annual meeting of the shareholders or at a special meeting of the shareholders called by the holders of record of at least 20% of the Series A Preferred Shares or the holders of 20% of any other series of such parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders); and

•	at each subsequent annual meeting until all dividends accrued on Series A Preferred Shares for all dividend periods ending on or prior to the date of any applicable annual meeting shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.
       If and when all accumulated dividends on the Series A Preferred Shares have been declared and paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all series of parity preferred upon which like voting rights have been conferred and are exercisable, the term of office of each preferred trustee so elected shall terminate.
       Any preferred trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default shall continue, any vacancy in the office of a preferred trustee may be filled by written consent of the preferred trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). The preferred trustees will each be entitled to one vote per trustee on any matter considered by the board.

       So long as any Series A Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of our equity securities into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our Amended and Restated Declaration of Trust, including the Articles Supplementary creating the Series A Preferred Shares, whether by merger, consolidation or otherwise (an “event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any event set forth in the second bullet point above, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, or if we are not the surviving entity in any merger, consolidation or other event and the successor entity issues to holders of the Series A Preferred Shares preferred shares with substantially identical rights, preferences, privileges and voting powers as the Series A Preferred Shares; and provided further that (1) any increase in the amount of the authorized common shares or preferred shares or the creation or issuance of any other series of common shares or preferred shares, ranking on a parity with or junior to Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (2) any change to the number or classification of our trustees, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
       The foregoing voting provisions will not apply, and the Series A Preferred Shares will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the redemption price to the holders upon surrender of the shares.
Conversion
       The Series A Preferred Shares are not convertible into or exchangeable for any other of our property or securities.
Restrictions on Ownership
       For information regarding restrictions on ownership of the Series A Preferred Shares contained in our Amended and Restated Declaration of Trust, please see the discussion contained in the accompanying prospectus under the heading “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer.”
Transfer Agent
       The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares is Wachovia Bank, N.A., Charlotte, North Carolina.
Form
       The Series A Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company, except under limited circumstances.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS
       The following is a summary of certain federal income tax considerations with respect to the ownership of our Series A Preferred Shares. For additional information, see the “Federal Income Tax Consequences of Our Status as a REIT” section beginning on page 39 of the accompanying prospectus.
Taxation of Our Company
       We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1999. We believe that we have been organized and operated in a manner qualifying us for taxation as a REIT since our election and intend to continue to so operate. In connection with this offering, Hunton & Williams LLP is issuing an opinion that we qualified to be taxed as a REIT for our taxable years ended December 31, 1999 through December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2005 and in the future. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton &Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Federal Income Tax Consequences of Our Status as a REIT — Failure to Qualify” in the accompanying prospectus.
Taxable REIT Subsidiaries
       As described in “Federal Income Tax Consequences of Our Status as a REIT-Taxable REIT Subsidiaries” in the accompanying prospectus, we may own up to 100% of the stock in one or more TRSs, and rent from hotels leased to a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “eligible independent contractor.” We lease all of our hotels to TRSs, and all of those TRSs have engaged HHMLP, an “eligible independent contractor,” to operate and manage those hotels. We lease our wholly-owned hotels to 44 New England Management Company, a TRS wholly-owned by our operating partnership, or one of its subsidiaries. Our hotels owned by separate joint ventures are leased to a TRS owned by the joint venture. We have formed four TRSs in connection with the financing of certain of our wholly-owned hotels. Those TRSs own a 1% general partnership interest in the partnerships that own those hotels. We may form new TRSs in the future, and we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to operate the hotels leased by such TRS.

Taxation of Taxable U.S. Shareholders
       As used herein, the term “U.S. shareholder” means a holder of our Series A Preferred Shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
       If a partnership, or an entity or arrangement treated as a partnership for federal income tax purposes, holds our Series A Preferred Shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series A Preferred Shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our Series A Preferred Shares by the partnership.
Distributions
       As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid to the holders of the preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year.
       A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum federal income tax rate for qualified dividend income from 38.6% to 15.0% for tax years 2003 through 2008. Without future congressional action, the maximum federal income tax rate on qualified dividend income will move to 35.0% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to domestic individual, trust and estate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “Federal Income Tax Consequences of Our Status as a REIT — Taxation of Our Company” in the accompanying prospectus), our dividends generally will not be eligible for the 15.0% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35.0%. However, the 15.0% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our Series A Preferred Shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Series A Preferred Shares become ex-dividend.
       A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our Series A Preferred Shares. We generally will designate our capital gain dividends as either 15.0% or 25.0% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20.0% of certain capital gain dividends as ordinary income.
       We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid, and may apply for a refund to the extent such credit exceeds the shareholder’s federal income tax liability. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
       To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s Series A Preferred Shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its Series A Preferred Shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the Series A Preferred Shares have been held for one year or less, assuming the Series A Preferred Shares are capital assets in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
       Finally, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
       Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our Series A Preferred Shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our Series A Preferred Shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15.0% federal income tax rate applicable to capital gains of domestic individual, trust and estate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions of Series A Preferred Shares
       In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our Series A Preferred Shares as long-term capital gain or loss if the U.S. shareholder has held the Series A Preferred Shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of

Series A Preferred Shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the Series A Preferred Shares may be disallowed if the U.S. shareholder purchases other Series A Preferred Shares within 30 days before or after the disposition.
       The highest marginal individual federal income tax rate is 35.0%. However, the maximum federal income tax rate on long-term capital gain applicable to domestic individual, trust and estate taxpayers is 15.0% (after December 31, 2008, the maximum federal income tax rate is scheduled to increase to 20.0%). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25.0% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
       A redemption of the Series A Preferred Shares will be treated under Section 302 of the Internal Revenue Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as sale of the Series A Preferred Shares (in which case the redemption will be treated in the same manner as a sale described above in “— Taxation of U.S. Shareholders on the Disposition of Series A Preferred Shares”). The redemption will satisfy such tests if it (1) is “substantially disproportionate” with respect to the holder’s interest in our shares of beneficial interest, (2) results in a “complete termination” of the holder’s interest in all our classes of beneficial interest, or (3) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Internal Revenue Code described above will be satisfied with respect to any particular holder of the Series A Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment.
       If a redemption of the Series A Preferred Shares does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above under “— Distributions.” In that case, a shareholder’s adjusted tax basis in the redeemed Series A Preferred Shares will be transferred to such shareholder’s remaining share holdings in us. If the shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.
       Proposed Treasury Regulations would, if adopted, alter the method for recovering your adjusted tax basis in any of our Series A Preferred Shares redeemed in a dividend equivalent redemption. Under the proposed Treasury Regulations, you would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the Series A Preferred Shares redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, you cease to actually or constructively own any shares of our beneficial interest. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

Taxation of Tax-Exempt Shareholders
       Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our Series A Preferred Shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10.0% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10.0% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5.0%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50.0% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust (see “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification” in the accompanying prospectus); and

•	either (1) one pension trust owns more than 25.0% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10.0% of the value of our shares of beneficial interest collectively owns more than 50.0% of the value of our shares.
Taxation of Non-U.S. Shareholders
       The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of federal, state, local and foreign tax laws on ownership of our Series A Preferred Shares, including any reporting requirements.
       A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A federal withholding tax equal to 30.0% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30.0% branch profits tax with respect to the distribution, subject to exemption or reduction pursuant to an applicable income tax treaty. We plan to withhold U.S. federal income tax at the rate of 30.0% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
       A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Series A Preferred Shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Series A Preferred Shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its Series A Preferred Shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may apply for a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
       We may be required to withhold 10.0% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30.0% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10.0% on any portion of a distribution not subject to withholding at a rate of 30.0%.
       A non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws referred to as FIRPTA. The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50.0% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30.0% branch profits tax on such a distribution. We must withhold 35.0% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.
       Notwithstanding the foregoing, capital gain distributions to the holders of Series A Preferred Shares that are attributable to our sale of United States real property interests will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (1) our Series A Preferred Shares are treated as being “regularly traded” on an established securities market in the United States and (2) the non-U.S. shareholder did not own more than 5.0% of our Series A Preferred Shares at any time during the taxable year. We anticipate that our Series A Preferred Shares will be treated as being “regularly traded” on an established securities market in the United States. As a result, non-U.S. shareholders owning 5.0% or less of our Series A Preferred Shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our Series A Preferred Shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5.0% of our Series A Preferred Shares at any time during the taxable year, capital gain distributions that are attributable to our sale of United

States real property interests would be subject to tax under FIRPTA, as described in the preceding paragraph.
       A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our Series A Preferred Shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50.0% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5.0% or less of our Series A Preferred Shares at all times during a specified testing period will not incur tax under FIRPTA if the Series A Preferred Shares are “regularly traded” on an established securities market. If, as anticipated, our Series A Preferred Shares are “regularly traded” on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5.0% of our Series A Preferred Shares. If the gain on the sale of Series A Preferred Shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30.0% tax on his capital gains.
Recent Legislation
       On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004, which amended certain rules relating to REITs. The changes made to the REIT rules by the American Jobs Creation Act of 2004 most relevant to us include:

•	If we fail to satisfy the 95% gross income test after our 2004 taxable year, as described under “Federal Income Tax Consequences of Our Status as a REIT — Income Tests” in the accompanying prospectus, but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on (1) the excess of 95% (rather than 90%) of our gross income over our qualifying income multiplied by (2) a fraction intended to reflect our overall profitability.

•	For purposes of the 10% value test (i.e., the requirement that we not own more than 10% of the value of the securities of any issuer other than a TRS, a qualified REIT subsidiary, or another REIT) as described under “Federal Income Tax Consequences of Our Status as a REIT — Asset Tests” in the accompanying prospectus, the following contingencies do not preclude a debt instrument from qualifying for the “straight debt” exception:

-	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of (A) 0.25% or (B) 5.0% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

-	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition to straight debt securities, loans to individuals and estates, debt and equity securities issued by REITs and accrued obligations to pay rents from real property will not be considered securities for purposes of the 10.0% value test. Additionally, a security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico shall not be considered a security for purposes of the 10.0% value test provided that the amounts received or accrued under the security do not depend in whole or in part on the profits of any non-governmental entity or on payments on an obligation issued by any non-governmental entity. Finally, a debt instrument issued by a partnership that does not meet one of the safe harbors mentioned above shall not be considered a security (1) to the extent of our interest as a partner in the partnership or (2) if at least 75.0% of the partnership’s gross income is derived from sources that meet the 75.0% gross income test.

•	For purposes of the 10.0% value test, holding a de minimis amount of an issuer’s securities that do not qualify for the straight debt safe harbor (either directly or through a TRS) will not prevent straight debt of a partnership or corporation from qualifying for the safe harbor. Specifically, we or a controlled TRS in which we own more than 50.0% of the voting power or value of the stock could hold such non-straight debt securities with a value of up to 1.0% of a partnership’s or corporation’s outstanding securities. There is no limitation on the amount of an issuer’s securities that a non-controlled TRS can own.

•	In the event that, at the end of a calendar quarter after our 2004 taxable year, more than 5.0% of our assets are represented by the securities of one issuer, or we own more than 10.0% of the voting power or value of the securities of any issuer, we will not lose our REIT status if (1) the failure is de minimis (i.e., is due to the ownership of assets the value of which does not exceed the lesser of 1% of the value of all of our assets or $10.0 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.

•	In the event of a more than de minimis failure of any of the asset tests after our 2004 taxable year, as long as the failure is due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, (2) file a schedule with the IRS that identifies each asset that caused us to fail such test and (3) pay a tax equal to the greater of $50,000 or 35.0% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event that we fail to satisfy a REIT requirement after our 2004 taxable year, other than a gross income or asset test, we will not lose our REIT status but will incur a penalty of $50,000 if we establish reasonable cause for failure to satisfy such a requirement.

•	After our 2004 taxable year, “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95.0% gross income test, but will continue to be nonqualifying income for purposes of the 75.0% gross income test.
       The provisions described above relating to the expansion of the “straight debt” safe harbor and the additional classes of securities that are exempt from the 10.0% value test apply to taxable years beginning after December 31, 2000. All other provisions apply for taxable years beginning after our 2004 taxable year.
Information Reporting Requirements and Backup Withholding
       We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28.0% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
       A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders.”
State and Local Taxes
       We and/or our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. We own interest in properties located in a number of jurisdictions and may be required to file tax returns in certain of those jurisdictions. The state and local tax treatment may differ from the U.S. federal income tax treatment discussed above and in the accompanying prospectus. Prospective shareholders should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our Series A Preferred Shares.

UNDERWRITING
       We are offering the Series A Preferred Shares described in this prospectus supplement through a number of underwriters. Wachovia Capital Markets, LLC and UBS Securities LLC are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of Series A Preferred Shares listed next to its name below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Shares

Wachovia Capital Markets, LLC
UBS Securities LLC
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated

Total

       The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to certain other conditions. The underwriters must buy all of these shares from us if they buy any of them. The underwriters are offering the Series A Preferred Shares subject to a number of conditions, including:

•	the underwriters’ receipt and acceptance of the Series A Preferred Shares from us; and

•	the underwriters’ right to reject orders in whole or in part.
       Over-Allotment Option. We have granted to the underwriters an option, exercisable at any time until 30 days after the date of this prospectus supplement, to purchase a maximum  additional Series A Preferred Shares on a pro rata basis at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the underwriters exercise the over-allotment option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of these additional Series A Preferred Shares as the number of Series A Preferred Shares to be purchased by it in the above table bears to the total number of Series A Preferred Shares offered by this prospectus supplement. We will be obligated, pursuant to the over-allotment option, to sell these additional Series A Preferred Shares to the underwriters to the extent the option is exercised. If any additional Series A Preferred Shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the Series A Preferred Shares are being offered.
       Lock-Up Agreement. In connection with the offering of the Series A Preferred Shares, we have agreed that for 30 days after the date of this prospectus supplement, we will not offer, sell or otherwise dispose of, directly or indirectly, any other preferred shares substantially similar to the Series A Preferred Shares, without the prior written consent of Wachovia Capital Markets, LLC and UBS Securities LLC.
       Settlement Cycle. We expect that delivery of the Series A Preferred Shares will be made against payments therefor on or about August      , 2005, which is the           business day following the date of this prospectus supplement. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Shares on any day prior to the third business day before the date of delivery of any payment on the Series A Preferred Shares will be required, by virtue of the fact that the Series A Preferred Shares initially will settle in           business days from the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Purchasers of the Series A Preferred Shares who wish to trade shares on the day of pricing or the next           succeeding business days should consult their own advisors.
       Stock Market Listing. We have applied to list the Series A Preferred Shares on the AMEX under the symbol “HT.PR.A.” If approved, trading of the Series A Preferred Shares on the AMEX is expected to commence within the 30-day period following the initial delivery of the Series A Preferred Shares to the underwriters. The representatives have advised us that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the AMEX. The representatives will have no obligation to make a market, however, and may cease market-making activities, if commenced, at any time.
       The Series A Preferred Shares are a new issue of securities with no established trading market. An active trading market may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.
       Underwriting Discounts and Commissions. The underwriting discounts and commissions are the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The size of the underwriting discounts and commissions are determined through arms-length negotiations between us and the representatives. The following table shows the per share and total underwriting discounts and commissions we will allow to the underwriters.

		Without Exercise of	With Full Exercise of
	Per Share	Over-Allotment Option	Over-Allotment Option

Public Offering Price
Underwriting discounts and commissions
Proceeds, before expenses, to us
       The expenses of this offering, not including the underwriting discount, are estimated to be approximately $125,000 and will be paid by us.
       Indemnification of the Underwriters. We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.
       Dealers’ Compensation. The underwriters initially will offer our shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $           per share. The underwriters may also allow, and any other dealers may reallow, a concession of not more than $           per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.
       Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading our Series A Preferred Shares on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our Series A Preferred Shares to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales, syndicate covering transactions and penalty bids, each of which is summarized in more detail below.

•	Stabilizing transactions consist of bids or purchases made by the representatives for the purpose of preventing or slowing a decline in the market price of our Series A Preferred Shares while this offering is in progress.

•	Short sales involve syndicate sales of Series A Preferred Shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position.

“Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the Series A Preferred Shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series A Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions are bids for or purchases of our Series A Preferred Shares on the open market by the underwriters in order to reduce a short position incurred by the underwriters. Similar to other purchase transactions, syndicate covering transactions may have the effect of raising or maintaining the market price of our Series A Preferred Shares or preventing or retarding a decline in the market price of our Series A Preferred Shares. As a result, the price of our Series A Preferred Shares may be higher than the price that might otherwise exist in the open market.

•	A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the Series A Preferred Shares originally sold by that underwriter were later repurchased by the representatives and therefore were not effectively sold to the public by the underwriter.

       If the representatives commence these activities, they may discontinue them at any time without notice. The representatives may carry out these transactions on the AMEX, in the over-the-counter market or otherwise.
       Related-Party Transactions. Various subsidiaries of Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets LLC, act as servicer under certain of the mortgage loans secured by properties owned by us. Wachovia Bank, N.A. is also the transfer agent for our Common Shares and Series A Preferred Shares. In connection with the acquisition of the Brookline Courtyard by Marriott in Brookline, Massachusetts, Wachovia Bank, N.A. made a $38.9 million mortgage loan to a subsidiary of HHLP (guaranteed by HHLP) secured by the Brookline property. In connection with the acquisition of a 50% joint venture interest in the Courtyard by Marriott in Ewing-Hopewell, New Jersey on July 18, 2005, Wachovia Bank, N.A. made a $13.5 million mortgage loan to the owner of the hotel, in which we own a 50% interest, secured by the Ewing-Hopewell property. In connection with the acquisition of the McIntosh portfolio, UBS Real Estate Investment, Inc., an affiliate of UBS Securities LLC, made a $34.2 million mortgage loan to a number of our subsidiaries, the service on such loan being secured by the lease fees and rents that the subsidiaries will receive in connection with the five properties in the McIntosh portfolio. It is currently contemplated that one or more affiliates of UBS Securities LLC will be a lender under certain of the refinancings of properties to be contributed to our Mystic Partners joint venture with Waterford. In addition, in the ordinary course of their business, the underwriters and/or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory and/or general financing transactions with us, for which they have received, and may in the future receive, customary fees and commissions.
LEGAL MATTERS
       Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summaries of legal matters contained in the section of the accompanying prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” and in the section of this prospectus supplement under the heading “Additional Federal Income Tax Considerations” are based on the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP. With respect to matters relating to Maryland and Virginia Law, Clifford Chance US LLP will rely on the opinion of Hunton & Williams LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
       The consolidated financial statements as of December 31, 2004, and for the year ended December 31, 2004, incorporated by reference into this prospectus supplement, have been audited by KPMG LLP, independent registered public accountants, as stated in their report in our Annual Report on Form 10-K dated March 12, 2005, filed on March 16, 2005, which contains an explanatory paragraph that indicates that we have adopted FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities effective March 31, 2004. Our assessment of the effectiveness and the effectiveness of internal control over financial reporting as of December 31, 2004 have been audited by KPMG LLP, independent registered public accountants, as stated in their report in our Amended Annual Report on Form 10-K/ A dated April 28, 2005, filed on May 2, 2005, which is incorporated by reference into this prospectus supplement.
       KPMG’s report dated April 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses their opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state internal control activities designed to ensure completeness and accuracy of payroll expense, and existence and accuracy of reported revenue did not operate effectively at December 31, 2004. Additionally, an explanatory paragraph stated that Hersha Hospitality Trust lacked appropriately designed controls over account reconciliations and account analysis preparation, lacked appropriately designed controls over the review of recurring journal entries, and did not maintain sufficient levels of appropriately qualified personnel in its financial reporting processes.
EXPERTS
       Our consolidated balance sheet as of December 31, 2003, and our consolidated statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2003, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Reznick Group, independent registered public accountants, whose report is incorporated by reference in this prospectus supplement and the accompanying prospectus and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners’ equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Reznick Group, independent registered public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.
       The consolidated balance sheet as of December 31, 2004 and consolidated statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2004 for the five hotels in the McIntosh portfolio incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Reznick Group, independent registered public accountants, whose report is incorporated by reference in this prospectus supplement and the accompanying prospectus and given upon their authority as experts in accounting and auditing.

       Our consolidated balance sheet as of December 31, 2002, and our consolidated statements of operations, cash flows and shareholders’ equity for each of the years ended December 31, 2002 and 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Moore Stephens, P.C., independent registered public accountants, whose reports are incorporated by reference in this prospectus supplement and the accompanying prospectus and given upon their authority as experts in accounting and auditing. The consolidated balance sheet of Hersha Hospitality Management L.P. as of December 31, 2002, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002, incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Moore Stephens, P.C., independent registered public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.
       The balance sheet as of December 31, 2004, and statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2004, for the Courtyard by Marriott in Brookline, Massachusetts incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Dworken, Hillman, LaMorte & Sterczala, P.C., independent registered public accountants, whose report is incorporated by reference in this prospectus supplement and the accompanying prospectus and given upon their authority as experts in accounting and auditing.
       The consolidated financial statements of Waterford Hospitality Group, LLC and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$200,000,000
Hersha Hospitality Trust
Common Shares of Beneficial Interest
Preferred Shares of Beneficial Interest
Debt Securities
       Hersha Hospitality Trust intends to offer and sell from time to time the debt and equity securities described in this prospectus. The total offering price of these securities will not exceed $200,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.
       The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       For a discussion of certain risks associated with an investment in the securities, see “Risk Factors” on Page 2.
The date of this Prospectus is April 2, 2004.

       You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

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HOW TO OBTAIN MORE INFORMATION
       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: “HT”) are listed.
INCORPORATION OF INFORMATION FILED WITH THE SEC
       The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to completion of this offering.
       We incorporate our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.
       We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the securities we offer with this prospectus and any applicable supplement.
       You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Hersha Hospitality Trust, 148 Sheraton Drive, Box A, New Cumberland, PA 17070, telephone (717) 770-2405.
ABOUT THIS PROSPECTUS
       This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”
       The total dollar amount of the securities sold under this prospectus will not exceed $200,000,000.

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FORWARD LOOKING INFORMATION
       This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.
       Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.
CERTAIN DEFINITIONS
       Unless otherwise indicated, the terms “Hersha,” “we,” “us,” “our” and “our company” refer to Hersha Hospitality Trust and its subsidiaries, including Hersha Hospitality Limited Partnership.
       All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Comfort Suites®, Courtyard® by Marriott®, Doubletree Suites®, Fairfield Inn® by Marriott®, Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Homewood Suites by Hilton®, Mainstay Suites®, Residence Inn® by Marriott® and Sleep Inn®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

iii

OUR COMPANY
       Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 and completed its initial public offering in January of 1999. We focus primarily on owning and operating high quality, mid-scale limited service hotels in established markets in the Eastern United States. Our primary strategy is to continue to acquire high quality, mid-scale hotels in metropolitan markets with high barriers to entry in the Northeastern United States. As of December 31, 2003, our portfolio consisted of 22 hotels with a total of 2,169 rooms located in Pennsylvania, New York, Maryland, Georgia and New Jersey, which operate under leading brands, such as Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Holiday Inn Express®, DoubleTree®, and Comfort Suites®.
       We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, or “our operating partnership” for which we serve as general partner. All of our hotels are managed by Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors. In response to tax law changes, we recently formed a wholly-owned taxable REIT subsidiary, or TRS, to which we currently lease twelve hotels and to which we intend to lease all of our hotels, including hotels we may acquire in the future and hotels currently leased to HHMLP as those leases expire. We believe that transitioning to this TRS structure positions us to participate more directly in the operating efficiencies and revenue gains at our hotels.
       In April of 2003, we entered into a strategic alliance with CNL Hospitality Partners, L.P., a subsidiary of CNL Hospitality Properties, Inc. CNL is a public company which has been one of the most active investors in lodging properties over the past several years. The strategic alliance positions us as one of CNL’s preferred partners for investing in mid-scale hotels. Our agreement with CNL provides that it will invest up to $25 million in our operating partnership and up to $40 million in a newly formed hotel acquisition joint venture. CNL has currently invested $19 million in our operating partnership and $8 million in the joint venture, which acquired its first hotel, the Hampton Inn Chelsea, New York, New York, on August 29, 2003.
       We are taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the “Code.” REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). See “Federal Income Tax Consequences of Our Status as REIT.”

RISK FACTORS
       Before you invest in our securities, you should carefully consider the following risks, together with the other information included in this prospectus, any prospectus supplement and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our securities could decline, and you may lose all or part of your investment.
       An investment in our securities involves significant risks, including the risk of losing your entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus.
Risks Relating to Our Business and Operations
We may be unable to integrate acquired hotels into our operations or otherwise manage our planned growth, which may adversely affect our operating results.
       We are attempting to acquire a substantial number of hotels. If we are successful in making these acquisitions, we cannot assure you that we (or HHMLP) will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to integrate these investments into our portfolio and manage any future acquisitions of additional assets without operating disruptions or unanticipated costs. Acquisition of hotels would generate additional operating expenses that we would be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or other payment in respect of securities issued by us.
Acquisition of hotels with limited operating history may not achieve desired results.
       Many of our acquisitions are likely to be newly developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are typically based upon management’s expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. In either case, the amounts available for distribution to our shareholders could be reduced.
Our acquisitions may not achieve expected performance, which may harm our financial condition and operating results.
       We anticipate that acquisitions will largely be financed with the net proceeds of securities offerings and through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to acquire and market properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. Because we must distribute at least 90% of our taxable income to maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

We own a limited number of hotels and significant adverse changes at one hotel may impact our lessees’ ability to pay rent and our ability to make distributions to shareholders.
       As of December 31, 2003, our portfolio consisted of 22 hotels. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our lessees’ ability to make rent payments and, accordingly, on our ability to make expected distributions to our shareholders.
We focus on acquiring hotels operating under a limited number of franchise brands, which creates greater risk as the investments are more concentrated.
       We intend to place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in hotels operating under a few select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on our lease revenues and amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.
Many of our hotels are located in Pennsylvania, which may increase the effect of any local economic conditions.
       Eleven of our 22 hotels are located in Pennsylvania. Some of our other hotels are clustered in metropolitan areas, such as metropolitan New York and Atlanta. As a result, localized adverse events or conditions, such as an economic recession around these hotels, could have a significant adverse effect on our operations, and ultimately on the amounts available for distribution to shareholders.
We face risks associated with the use of debt, including refinancing risk.
       At December 31, 2003, we had debt outstanding of $71.8 million. We may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Some of these additional borrowings may be secured by our hotels. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees’ policy is to limit indebtedness to no more than 67% of the total purchase price of all our hotels on an aggregate basis. However our declaration of trust (as amended and restated, our “Declaration of Trust”) does not limit the amount of indebtedness we may incur. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure. There is also a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.
We do not operate our hotels and, as a result, we do not have complete control over implementation of our strategic decisions.
       In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels. As of January 26, 2003, eight of our hotels are leased to an independent management company, HHMLP, as required by the REIT qualification rules in effect prior to 2001. In addition, twelve other hotels are managed by HHMLP under management agreements with our wholly-owned TRS, who leases those hotels from us. HHMLP makes and implements strategic business decisions with respect to our hotels, such as decisions with respect to the repositioning of a franchise or food and beverage operations and other similar decisions. Decisions made by HHMLP or any other hotel operator to whom we may lease our hotels may not be in the best interests of a particular hotel or of our company. Accordingly, we cannot assure you that our lessees or HHMLP will operate our hotels in a manner that is in our best interests.

Dependence on our lessees for rent may impact distributions to shareholders.
       We rely on our lessees to make rent payments in order to make distributions to shareholders. Obligations under the percentage leases, including the obligation to make rent payments, are unsecured. HHMLP, the lessee of eight of our hotels, incurred a net loss of $1,280,000 for the year ended December 31, 2003, a net loss of $671,000 for the year ended December 31, 2002, and a net loss of $1,104,000 for the year ended December 31, 2001, and HHMLP had a partners’ deficit of $1,107,000 as of December 31, 2003. Reductions in revenues from our hotels or in the net operating income of our lessees may adversely affect the ability of our lessees to make these rent payments and thus our ability to make anticipated distributions to our shareholders.
We depend on key personnel.
       We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. We do not have employment contracts with any of our senior management and they may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.
We face increasing competition for the acquisition of hotel properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.
       We face competition for investment opportunities in mid-scale hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.
Risks Relating to Conflicts of Interest
Due to conflicts of interest, many of our existing agreements may not have been negotiated on an arm’s-length basis and may not be in our best interest.
       Some of our officers and trustees have ownership interests in HHMLP and in entities with which we have entered into transactions, including hotel acquisitions and dispositions and certain financings. Consequently, the terms of our agreements with those entities, including hotel contribution or purchase agreements, percentage leases, the Administrative Services Agreement between us and HHMLP pursuant to which HHMLP provides certain administrative services, the Option Agreement between the operating partnership and some of the trustees and officers and our property management agreements with HHMLP may not have been negotiated on an arm’s-length basis and may not be in the best interest of all our shareholders.
Conflicts of interest with other entities may result in decisions that do not reflect our best interests.
       The following officers and trustees own collectively approximately 81% of HHMLP: Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel. The following officers and trustees serve as officers of HHMLP: David L. Desfor, Kiran P. Patel and K.D. Patel. Conflicts of interest may arise in respect of the ongoing leasing, acquisition, disposition and operation of our hotels including, but not limited to, the percentage leases and enforcement of the contribution and purchase agreements, the Administrative Services Agreement, the Option Agreement and our property management agreements with HHMLP. Consequently, the interests of shareholders may not be fully represented in all decisions made or actions taken by our officers and trustees.

Conflicts of interest relating to sales or refinancing of hotels acquired from some of our trustees and officers may lead to decisions that are not in our best interest.
       Some of our trustees and officers have unrealized gains associated with their interests in the hotels we have acquired from them and, as a result, any sale of the these hotels or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these hotels may cause adverse tax consequences to such of our trustees and officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.
Competing hotels owned or acquired by some of our trustees and officers may hinder these individuals from spending adequate time on our business.
       Some of our trustees and officers own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees devote to our affairs. Some of our trustees and officers operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels. Pursuant to the Option Agreement, as amended, we have an option to acquire any hotels developed by our officers and trustees.
Need for certain consents from the limited partners may not result in decisions advantageous to shareholders.
       Under our operating partnership’s amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership. Some of our officers and trustees will own an approximately 13.46% interest in the operating partnership on a fully-diluted basis. Their large ownership percentage may make it less likely that a merger or sale of our company that would be in the best interests of our shareholders will be approved.
Risks Relating to Our Corporate Structure
A major shareholder has significant influence over our affairs.
       CNL, through its ownership of Series A Preferred Units of our operating partnership and its interest in our joint venture owns approximately 22.8% of our common shares on a fully-diluted basis. In addition, CNL would be able to acquire an additional 5% of our common shares on a fully-diluted basis upon exchange of . CNL may also purchase additional Series A Preferred Units and joint venture interests. Pursuant to the terms of the Series A Convertible Preferred Units owned by CNL, and the Series A Preferred Shares into which they are exchangeable, it has a number of special rights, including, but not limited to:

•	certain preemptive rights with respect to any issuance by us prior to April 2006 of common shares;

•	certain rights to elect members of our Board of Trustees; and

•	certain approval rights including with respect to:

•	mergers;

•	the sale of all or substantially all of our assets;

•	the issuance of equity securities;

•	the payment of dividends while in arrears with respect to dividends relating to CNL’s securities;

•	certain amendments to our Declaration of Trust;

•	filing for bankruptcy; and

•	terminating our REIT status.
       In addition, for so long as the holders of the Series A Convertible Preferred Units hold in the aggregate that number of Series A Preferred Units, common shares and any other class of our equity that represent on an as-converted or as-exchanged basis at least five percent of the issued and outstanding common shares on a fully diluted basis, a majority of the Series A Preferred Units must approve a sale of all or substantially all of the assets of the operating partnership or a merger or consolidation of the operating partnership. CNL therefore holds veto power over such extraordinary transactions, which could result in the disapproval of a transaction that would be beneficial to our shareholders.
       In addition, pursuant to the terms of our joint venture with CNL, until April 21, 2004, we must present all of our proposed acquisitions to the investment committee of the joint venture, and we may only acquire such acquisition directly if the investment committee or CNL fails to approve that acquisition for the joint venture. This arrangement may make it more difficult for us to acquire suitable hotels other than through the joint venture.
       As a result of its ownership of our securities and the rights described above, CNL may have significant influence over our affairs. This could potentially be disadvantageous to other shareholders’ interests, which may not be aligned with the interests of CNL. For a more detailed description of CNL’s rights, see the sections entitled “CNL Strategic Alliance.”
Our ownership limitation may restrict business combination opportunities.
       To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of the number of outstanding shares of any class of our securities, including the common shares, by any person. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.
The Declaration of Trust contains a provision that creates staggered terms for our Board of Trustees.
       Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2004 and 2005, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, defer or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.
Maryland Business Combination Law may discourage a third party from acquiring us.
       Under the Maryland General Corporation Law, as amended (MGCL), as applicable to real estate investment trusts, certain “business combinations” (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust’s shares or an affiliate thereof or any person who is an affiliate or associate of the trust and was the beneficial owner of ten percent or more of the voting shares of the trust within the two year period immediately prior to the date in question, are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust’s shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, defer or prevent a transaction or change of control of our company in which our shareholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. CNL and some of our trustees and officers may control a sufficient percentage of the voting power to block a proposal respecting a business combination under these provisions. As part of the transaction with CNL, we exempted CNL from the application of these provisions, which could make us more vulnerable to an unsolicited acquisition attempt by CNL that would not be advantageous for all shareholders.
The Board of Trustees may change our investment and operational policies without a vote of the common shareholders.
       Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by our Board of Trustees. The Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares.
Our Board of Trustees may issue additional shares that may cause dilution or prevent a transaction that is in the best interests of our shareholders.
       Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

•	amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue,

•	cause us to issue additional authorized but unissued common shares or preferred shares and

•	classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.
       Any one of these events could cause dilution to our common shareholders, delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise not be in the best interest of holders of common shares.
Future offerings of debt securities, which would be senior to our common shares upon liquidation, or equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.
       In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and classes of preferred or common shares. Upon liquidation, holders of our debt securities and shares of preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their stock holdings in us.
Possible adverse effect of shares available for future sale on price of common shares.
       At any time, CNL may elect to exchange its Series A Convertible Preferred Units for up to 2,816,460 common shares and exchange its interest in their joint venture with us for up to 1,192,141 additional common shares. To the extent CNL funds additional capital to us or our joint venture, the number of common shares issuable upon such exchange will increase. Furthermore, there are 2,842,437 outstanding limited partnership units in our operating partnership (other than the Series A Convertible Preferred Units) which currently are redeemable for common shares. Upon the exchange of the Series A Convertible Preferred Units or the redemption of common limited partnership units, the common shares received therefor may be sold in the public market pursuant to shelf registration statements that we are obligated to file on behalf of CNL and the limited partners of our operating partnership, or pursuant to any available exemptions from registration. Sales of a substantial number of common shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the common shares.
There are no assurances of our ability to make distributions in the future.
       We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.
An increase in market interest rates may have an adverse effect on the market price of our securities.
       One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to shareholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.
Risks Related to Our Tax Status
If we fail to qualify as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation.
       We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of holders of two-thirds of the outstanding shares, to revoke the REIT election.

Failure to make required distributions would subject us to tax.
       In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.
       We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.
Recent changes in taxation of corporate dividends may adversely affect the value of our common shares.
       The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of price or relative to other investments.
Risks Related to the Hotel Industry
The value of our hotels depends on conditions beyond our control.
       Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the ability of our lessees to operate the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses to enable our lessees to make rent payments. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our common shares.
Our hotels are subject to general hotel industry operating risks, which may impact our lessees’ ability to make rent payments and on our ability to make distributions to shareholders.
       Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect the lessees’ ability to make rent payments, and therefore, our ability to make distributions to our shareholders.
Competition for guests is highly competitive.
       The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, our lessees may be unable to make rent payments and we may be unable to make distributions to our shareholders.
Our investments are concentrated in a single segment of the hotel industry.
       Our current business strategy is to own and acquire hotels primarily in the mid-scale segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on rent under the percentage leases and amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.
The hotel industry is seasonal in nature.
       The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels’ operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions. Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our lessees’ ability to make rent payments and our ability to make distributions to shareholders.
Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our lessees’ ability to make rent payments and our ability to make distributions to shareholders.
       The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership, our lessees or HHMLP to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.
       There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership, our lessees and HHMLP may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the percentage leases require our lessees to maintain the franchise licenses for each hotel, our lessees’ loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership’s revenues and our amounts available for distribution to shareholders.
Operating costs and capital expenditures for hotel renovation may be greater than anticipated and may adversely impact rent payments by our lessees’ and our ability to make distributions to shareholders.
       Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our leases and management agreements with HHMLP, we are obligated to pay the cost of expenditures for items that are classified as capital items under GAAP that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.
Adjustments to the purchase price to our hotels may lead to substantial shareholder dilution.
       Five of the hotels currently owned by us were purchased pursuant to agreements that provide for post-closing purchase price adjustments based on the hotel’s performance in relation to the purchase price. In the event that any of the purchase prices of these hotels are increased on an adjustment date and the purchase price adjustment is paid in common limited partnership units, owners of the common shares at such time will experience dilution.
Risks Related to Real Estate Investment Generally
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.
       Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in operating, economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.
If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.
       Each lease specifies comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. Leases for hotels subsequently acquired by us will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.
REITs are subject to property taxes.
       Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.
Environmental matters could adversely affect our results.
       Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.
Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.
       Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
       The following table sets forth the Company’s consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2003, and for each of the last four fiscal years.

	Year Ended December 31,

	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	1.57	1.84	1.65	1.64	3.13
Ratio of earnings to combined fixed charges and preferred stock dividends	1.26	1.84	1.65	1.64	3.13
       The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortization of line of credit fees and amortization of interest rate caps and swap agreements. “Preferred Stock Dividends” consist of the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred stock.
USE OF PROCEEDS
       Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
       The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See “Where You Can Find More Information.”
General
       Our Declaration of Trust provides that we may issue up to 50,000,000 Class A common shares of beneficial interest, $0.01 par value per share, up to 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and up to 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of March 18, 2004, 13,571,665 Class A common shares were issued and outstanding and no Class B common or preferred shares were issued and outstanding. Effective as of January 26, 2004, the Class B common shares were automatically converted into Class A common shares, any differences between the Class A common shares and Class B common shares disappeared, and we now have only one class of common shares. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.
       Our Declaration of Trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder. Our Bylaws further provide that we shall indemnify each shareholder against any claim or liability to which the shareholder, subject to certain limitations, may become subject by reason of his being or having been a shareholder or former shareholder and that we shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability.
Common Shares
       All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions, or dividends, on the shares you own if the Board of Trustees authorizes a dividend out of our legally available assets. Your right to receive those dividends may be affected, however, by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind-up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of any preferred shares we may issue which are outstanding at that time.
Voting Rights of Common Shares
       Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.
       Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust subject to the terms of any other class or series of shares of beneficial interest. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares); (d) the amendment or repeal of certain designated sections of the Declaration of Trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters); (e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (f) our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.
Preferred Shares
       Preferred shares may be offered and sold from time to time, in one or more series, as authorized by the Board of Trustees. The Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise be in their best interest.
       You should refer to the prospectus supplement relating to the offering of any preferred shares for specific terms, including the following terms:

•	the title and stated value of those preferred shares;

•	the number of preferred shares offered and the offering price of those preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those preferred shares;

•	the date from which dividends on those preferred shares will accumulate, if applicable;

•	the terms and amount of a sinking fund, if any, for the purchase or redemption of those preferred shares;

•	the redemption rights, including conditions and the redemption price(s), if applicable, of those preferred shares;

•	any listing of those preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which those preferred shares will be convertible into common shares or any of our other securities, including the conversion price or rate (or manner of calculation thereof);

•	the relative ranking and preference of those preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the procedures for any auction and remarketing, if any, for those preferred shares;

•	any other specific terms, preferences, rights, limitations or restrictions of those preferred shares;

•	a discussion of federal income tax consequences applicable to those preferred shares; and

•	any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “— Restrictions on Ownership and Transfer,” in each case as may be appropriate to preserve our status as a real estate investment trust.
       The terms of any preferred shares we issue through this prospectus will be set forth in an articles supplementary or amendment to our declaration of trust. We will file the articles supplementary or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable articles supplementary or amendment to our declaration of trust for a complete description of all of the terms.
Rank

•	Unless we say otherwise in a prospectus supplement, the preferred shares offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common shares, and to all other equity securities ranking junior to those preferred shares;

•	on a parity with all of our equity securities ranking on a parity with the preferred shares; and junior to all of our equity securities ranking senior to the preferred shares.
       The term “equity securities” does not include convertible debt securities.
Dividends
       Subject to any preferential rights of any outstanding shares or series of shares and to the provisions of our declaration of trust regarding ownership of shares in excess of the ownership limitation described below under “— Restrictions on Ownership and Transfer,” our preferred shareholders are entitled to receive dividends, when and as authorized by our Board of Trustees, out of legally available funds.
Redemption
       If we provide for a redemption right in a prospectus supplement, the preferred shares offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.

Liquidation Preference
       As to any preferred shares offered through this prospectus, the applicable supplement shall provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those preferred shares shall receive, before any distribution or payment shall be made to the holders of any other class or series of shares ranking junior to those preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those preferred shares will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with those preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of those preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
       If the liquidating distributions are made in full to all holders of preferred shares entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, then our remaining assets shall be distributed among the holders of those junior classes or series of equity shares, in each case according to their respective rights and preferences and their respective number of shares.
Voting Rights
       Unless otherwise indicated in the applicable supplement, holders of our preferred shares will not have any voting rights, except as may be required by applicable law or any applicable rules and regulations of the American Stock Exchange.
Conversion Rights
       The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the prospectus supplement relating to the offering of those preferred shares. These terms typically will include:

•	the number of common shares into which the preferred shares are convertible;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of that series of preferred shares.
The Series A Preferred Shares
       On April 21, 2003, in connection with the CNL transaction, our Board of Trustees classified and designated 350,000 preferred shares of beneficial interest as Series A Preferred Shares of beneficial interest, par value $.01 per share. The Series A Convertible Preferred Units held by CNL in our operating partnership are exchangeable for our Series A Preferred Shares on a one for one basis. As of the date hereof, no preferred shares are outstanding. The Series A Preferred Shares are senior to the common shares as to payment of dividends, distributions of assets upon liquidation, dissolution or winding-up, whether voluntary or involuntary, or otherwise.
       The terms of the Series A Preferred Shares are described in more detail under the heading “CNL Strategic Alliance — Investment in Series A Convertible Preferred Units of Our Operating Partnership.”
Classification or Reclassification of Common Shares or Preferred Shares
       Our Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.
Restrictions on Ownership and Transfer
       Our Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or (ii) the number of outstanding preferred shares of any class or series of preferred shares. For this purpose, a person includes a “group” and a “beneficial owner” as those terms are used for purposes of Section 13(d)(3) of the Exchange Act. Any transfer of common or preferred shares that would (i) result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, (ii) result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.
       Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would (i) result in any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation, (ii) result in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.
       Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee (i) purchases such shares-in-trust for valuable consideration and (ii) acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.
       The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner (i) that are attributable to any shares-in-trust and (ii) the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder the lesser of (i) the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the record holder from the sale of such shares-in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.
       The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such shares-in-trust or (ii) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.
       “Market price” on any date shall mean the average of the last quoted sale price as reported by the American Stock Exchange for the five consecutive trading days (as defined below) ending on such date.
       Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required (i) to give immediately written notice to us of such event and (ii) to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
       All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.
       The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances. The foregoing restrictions continue to apply until (i) the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.
       We granted limited waivers of these ownership limitations as follows:

•	a limited waiver to CNL allows CNL to own 100% of the outstanding Series A Preferred Shares and up to 60% of the outstanding common shares on a fully diluted basis, subject to CNL’s compliance with certain representations and warranties (see “CNL Strategic Alliance”);

•	a limited waiver to RREEF America L.L.C., Deutche Asset Management, Inc., and their related mutual funds and accounts, specifically including Scudder RREEF Real Estate Fund Inc., Scudder RREEF Real Estate Fund II Inc. and Scudder RREEF Securities Trust (collectively, the “Scudder RREEF Group”) to own 15% of the outstanding common shares, subject to their compliance with certain representations and warranties, including that no single person will own more than 9.9% of the outstanding common shares; and

•	a limited waiver to K.G. Redding & Associates, and its managed accounts to own 15% of the outstanding common shares, subject to their compliance with certain representations and warranties including that no single person will own more than 9.9% of the outstanding common shares.
       All certificates representing common or preferred shares bear a legend referring to the restrictions described above.
       This ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some, or a majority, of shares of common shares might receive a premium for their shares of common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.
Other Matters
       Our transfer agent and registrar for our common shares is Wachovia Securities, N.A., Charlotte, North Carolina.

DESCRIPTION OF DEBT SECURITIES
       The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
       The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
       The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
       We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
       We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common shares or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common shares or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
       The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.
Events of Default Under the Indenture
       The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
       If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
       The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.
       Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
       A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.
       These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
       We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
       We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
       In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge
       Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
       In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
       We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
       At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
       Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
       We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
       If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee
       The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
       Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
       We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
       All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
       The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
       The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
LEGAL OWNERSHIP OF SECURITIES
       We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders
       We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
       Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
       As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
       We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
       For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
       Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
       For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders
       If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
       A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
       Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
       A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
       If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
       As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

       If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “— Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations when a Global Security will be Terminated
       In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
       The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
       The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS

Classification of the Board of Trustees
       Our Bylaws provide that the number of our trustees may be established by the Board of Trustees but may not be fewer than three nor more than nine. As of August 31, 2003, we have seven trustees. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.
       Pursuant to our Declaration of Trust, the Board of Trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.
       The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

Removal of Trustees
       The Declaration of Trust provides that a trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations
       Under Maryland law, certain business combinations between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares (who the statute terms an “interested shareholder”), or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which they became interested shareholders. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares; and

•	two-thirds of the outstanding voting shares, excluding shares held by the interested shareholder, unless, among other conditions, the shareholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.
       These provisions do not apply, however, to business combinations that the Board of Trustees approves or exempts before the time that the interested shareholder becomes an interested shareholder.

       Pursuant to a resolution of our Board of Trustees, CNL’s ownership of our securities are exempt from the Maryland Business Combination Statute.

Control Share Acquisitions
       Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.
       Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
       A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.
       If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and as a result thereof the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Declaration of Trust or Bylaws.
       Our Bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment
       Our Declaration of Trust provides that it may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, but that certain provisions of the Declaration of Trust regarding (i) our Board of Trustees, including the provisions regarding independent trustee requirements, (ii) the restrictions on transfer of the common shares and the preferred shares, (iii) amendments to the Declaration of Trust by the trustees and our shareholders and (iv) our termination may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters. In addition, the Declaration of Trust provides that it may be amended by the Board of Trustees, without shareholder approval to (a) increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Trust has authority to issue or (b) qualify as a REIT under the Code or under the Maryland REIT law. Our Bylaws may be amended or altered exclusively by the Board of Trustees.

Limitation of Liability and Indemnification
       Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.
       Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.
       Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.
       However, a Maryland real estate investment trust may not indemnify for an adverse judgment in a derivative action. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

Certain Provisions of Maryland Law
       Maryland law also provides that Maryland real estate investment trust that are subject to the Exchange Act and have at least three outside trustees can elect by resolution of the Board of Trustees to be subject to some corporate governance provisions that may be inconsistent with the real estate investment trust declaration of trust and bylaws. Under the applicable statute, a board of trustees may classify itself without the vote of shareholders. A board of trustees classified in that manner cannot be altered by amendment to the declaration of trust of the real estate investment trust. Further, the board of trustees may, by electing into applicable statutory provisions and notwithstanding the declaration of trust or bylaws:

•	provide that a special meeting of shareholders, will be called only at the request of shareholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote, and

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a trustee.
       In addition, a trustee elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of trustees may implement all or any of these provisions without amending the declaration of trust or bylaws and without shareholder approval. A real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute. We are is not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire the our shares and could increase the difficulty of completing an offer.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws
       The business combination provisions and, if the applicable exemption in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our Declaration of Trust on classification of the Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest.
CNL STRATEGIC ALLIANCE
       The following summary of the terms of the CNL strategic alliance does not purport to be complete and is subject to and qualified in its entirety by reference to the described agreements, which are exhibits to the Registration Statement of which this Prospectus is a part. See “Where You Can Find More Information.”
       In April of 2003, we entered into a strategic alliance with CNL Hospitality Partners, L.P., a subsidiary of CNL Hospitality Properties, Inc. CNL is a public company, which has been one of the most active investors in lodging properties over the past several years. Since its inception in 1996, CNL has invested over $2.2 billion in hotel properties. The strategic alliance positions us as one of CNL’s preferred partners for investing in mid-scale hotels. Our agreement with CNL provides that it will invest up to $25 million in our operating partnership and up to $40 million in a newly formed hotel acquisition joint venture. CNL has currently invested $19 million in our operating partnership and $8 million in the joint venture, which acquired its first hotel, the Hampton Inn Chelsea, New York, New York, on August 29, 2003.

Investment in Series A Convertible Preferred Units of Our Operating Partnership
       On April 21 and May 21, 2003, CNL purchased a total of 150,000 units of a newly created series of convertible preferred limited partnership units of our operating partnership (the “Series A Convertible Preferred Units”) in exchange for CNL’s payment of $15,000,000 in cash, net of certain transaction costs. CNL purchased an additional 40,266 Series A Convertible Preferred Units on August 29, 2003, for approximately $4 million. CNL may be obligated to purchase up to an additional 59,734 Series A Convertible Preferred Units, also at a per unit price of $100.00.

Dividends
       Each Series A Convertible Preferred Unit provides for a quarterly cumulative preferred dividend of 10.5% per annum on the $100 original issue price per share and a liquidation value of $100 per share, plus any accrued but unpaid dividends.

Preemptive Rights
       Each Series A Convertible Preferred Unit has preemptive rights during the three-year period after their date of issuance in the event our operating partnership sells additional partnership units, provided that no such approval shall be required in the event of (i) an issuance of common operating partnership units in exchange for a contribution of properties to the operating partnership approved by our Board of Trustees, (b) the issuance of operating partnership units in connection with an approved employee benefit plan, including issuance of partnership units to our company in connection with the issuance of up to 650,000 common shares pursuant to an approved employee benefit plan, or (c) the issuance of operating partnership units to our company in connection with the issuance of common shares pursuant to a dividend reinvestment plan.

Exchange and Conversion
       Each Series A Convertible Preferred Unit is exchangeable or convertible at the option of its holder for either (i) one Series A Preferred Share or (ii) approximately 14.8 common shares or ordinary operating partnership units, based on an initial conversion price of $6.7555 per common share or ordinary operating partnership unit. The initial conversion price represents the volume weighted average closing price for the common shares for the 20 trading days preceding April 21, 2003. The exchange or conversion price is subject to anti-dilution adjustments upon the occurrence of certain events, including share splits and combinations, reclassifications, reorganizations, mergers, consolidations or asset sales, or the sale of common shares or operating partnership units below 85% of the then effective conversion or exchange price (initially $5.74).

Redemption
       Upon a vote of a majority of the members of our Board of Trustees, we may redeem all or any part of the outstanding Series A Convertible Preferred Units for a per Unit redemption price equal to the sum of the original issue price, all accrued but unpaid dividends and a premium which is initially $10.50 per unit and declines annually on a straight line basis over a ten-year period. A Series A Convertible Preferred Unit holder who has received a redemption notice will have the opportunity in lieu of redemption to exchange or convert its Series A Convertible Preferred Units into Series A Preferred Shares, common shares or ordinary operating partnership units.

Voting Rights
       The holders of Series A Convertible Preferred Units have the right to vote as a single class with holders of ordinary operating partnership interests on all matters upon which they are entitled to vote. The holders of operating partnership units are entitled to a number of votes equal to the number of common shares for which their units would then be exchangeable.

Approval Rights
       We must obtain the approval of the holders of a majority of the Series A Convertible Preferred Units to effect the following actions:

•	any creation, or increase in number of, securities senior to the Series A Convertible Preferred Units;

•	the issuance of any class or series of equity interest in our operating partnership prior to the first to occur of (i) the issuance of an aggregate of 250,000 Series A Convertible Preferred Units in accordance with the terms of the CNL strategic alliance or (ii) certain terminating events defined in the agreement pursuant to which CNL purchased its Series A Convertible Preferred Units; provided that no such approval shall be required in the event of (i) an issuance of common operating partnership units in exchange for a contribution of properties to the operating partnership approved by our Board of Trustees, (b) the issuance of operating partnership units in connection with an approved employee benefit plan, including issuance of partnership units to our company in connection with the issuance of up to 650,000 common shares pursuant to an approved employee benefit plan, or (c) the issuance of operating partnership units to our company in connection with the issuance of common shares pursuant to a dividend reinvestment plan;

•	during any period when distributions with respect to the Series A Convertible Preferred Units are in arrears, any purchase, redemption or other acquisition for value (or payment into or setting aside as a sinking fund for such purpose) of any operating partnership units junior to the Series A Convertible Preferred Units;

•	during any period when distributions with respect to the Series A Convertible Preferred Units are in arrears, any action that results in the declaration or payment of distributions, direct or indirect on account of any junior units;

•	any action that results in any amendment, alteration, or repeal (by merger or consolidation or otherwise) of any provisions of the amendment to the operating partnership agreement designating the Series A Convertible Preferred Units, any provisions of our Declaration of Trust, as amended, or our By-laws which eliminates, amends or affects any term (adversely or otherwise) of the Series A Preferred Shares and/or the common shares or shares of any series ranking senior to the Series A Preferred Shares, including, without limitation, the redemption, dividend, voting, preemptive, anti-dilution and other powers, rights and preferences of such shares or adversely affects any holder thereof;

•	any action where our company or the operating partnership or any of our or its material subsidiaries files any voluntary, or consents to the filing of any involuntary, petition for relief under title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law with respect to our company, the operating partnership or any of our or its subsidiaries;

•	any action where our company, the operating partnership or any of our material subsidiaries appoints or consents to, or acquiesces in, the appointment of a receiver, conservator, trustee or other similar official charged with the administration, control, management, operation, liquidation, dissolution or valuation of our company, the operating partnership or any of our or its material subsidiaries, or any of their respective businesses or assets; and

•	any agreement to do any of the transactions set forth above.

       We are also required to obtain the approval of the holders of a majority of the Series A Convertible Preferred Units to effect the following actions, but only for so long as the holders of Series A Convertible Preferred Units hold in the aggregate that number of Series A Convertible Preferred Units, common shares and any other class or series of our equity that represents, on an as converted or exchanged basis, at least five percent of the common shares then outstanding on a fully diluted basis, assuming the conversion or exchange for common shares of all convertible or exchangeable securities of our company and our operating partnership:

•	any action where our company or the operating partnership merges with or into or consolidates with any other entity, but excluding any merger effected exclusively for the purpose of changing the domicile of our company or the operating partnership;

•	any action where the operating partnership or any of its subsidiaries directly or indirectly sells, leases, transfers, conveys or assigns (whether in a single transaction or series of related transactions) all or substantially all of its assets, other than transactions involving leases by the operating partnership of its hotel properties in the ordinary course of its business;

•	all transactions involving our company or the operating partnership of the type referred in paragraph (a) of Rule 145 under the Securities Act of 1933, as amended, and all transactions involving our company or the operating partnership constituting a change-in-control within the meaning of Rule 14(f) under the Securities Exchange Act of 1934, as amended;

•	any action where our company, the operating partnership or any of our or its subsidiaries, or HHMLP, on the one hand, engages in any transaction with an affiliate of our company or the operating partnership on the other hand, provided, however, to the extent such transactions are of the type which, but for their affiliated nature, would fall within the ordinary course of business and day-to-day affairs of the operating partnership, such actions need not be approved on a transaction-by-transaction basis but may be entered into pursuant to annual budgets and purchase plans approved by the holders of the Series A Convertible Preferred Units. For purposes of these provisions, “affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act and includes, without limitation, (a) the trustees and senior officers of our company, the operating partnership or any of our or its subsidiaries, his or her spouse, parent, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, aunt, uncle, or first cousin, (b) any person directly or indirectly owning, controlling or holding the power to vote 5% or more of the outstanding voting securities of our company, the operating partnership or any of our or its subsidiaries, and (c) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by our company, the operating partnership or any of our or its subsidiaries;

•	for our company, the operating partnership or any of our or its subsidiaries to engage in any business where either the operation of such business or ownership of the assets related to such business will result in our company failing to satisfy the provisions of Section 856 of the Code;

•	conducting any business activities or the ownership of any asset of our company (other than operating partnership interests) in each case other than through the operating partnership or one or more subsidiary partnerships as contemplated by the operating partnership agreement; and

•	admission of a substitute or additional general partner of the operating partnership.
       We are not required to obtain the approval of the Series A Convertible Preferred Unit holders regarding any of the foregoing actions if such action provides that all holders of Series A Convertible Preferred Units shall as a result of and simultaneously with such action receive no less than the liquidation preference plus the applicable premium to which such Units are entitled under the operating partnership agreement.

Series A Preferred Shares
       The Series A Preferred Shares, into which the Series A Convertible Preferred Units are exchangeable, entitle the holders thereof to substantially similar rights as those attendant to the Series A Convertible Preferred Units in our operating partnership with respect to dividends, preemptive rights and redemption by us. In addition, holders of the Series A Preferred Shares have substantially similar approval rights as those held by holders of the Series A Convertible Preferred Units.
       Each Series A Preferred Share is convertible at the option of its holder into approximately 14.8 common shares, based on an initial conversion price of $6.7555 per common share and subject to anti-dilution adjustments upon the occurrence of certain events, including share splits and combinations, reclassifications, reorganizations, mergers, consolidations or asset sales, or the sale of common shares or limited partnership units below 85% of the then effective conversion price (initially $5.74).
       Subject to the terms of the standstill agreement described below, holders of Series A Preferred Shares have the right to vote, on an as converted basis, and as a single class, with holders of our common shares on all matters other than the designation, election or removal of trustees. The holders of a majority of the outstanding Series A Preferred Shares have the right to nominate an observer to our Board of Trustees. For so long as the holders of Series A Preferred Shares hold at least five percent of the common shares on an as-converted and fully diluted basis, a majority of the Series A Preferred Share holders will have the right, voting as a separate class, to nominate and elect at least one member of our Board of Trustees, and in no event less than 11.1% of the total members of the Board of Trustees, if (i) they receive a favorable ruling from the Internal Revenue Service which permits CNL to continue to qualify as a REIT under certain circumstances, (ii) there is a change in the law providing for relief comparable to that sought from the IRS as described in clause (i) above, (iii) they receive an opinion of counsel consistent with such relief or (iv) there is a transfer of the Series A Convertible Preferred Units whereby the holder of a majority of the Series A Preferred Shares was a transferee of Series A Convertible Preferred Units which were converted into Series A Preferred Shares and could hold such shares without causing such holder to violate certain IRS rules relating to qualifying as a REIT. In addition, upon the failure of our company or our operating partnership to pay two consecutive dividends or distributions on the Series A Preferred Shares or the Series A Convertible Preferred Units, or our failure to maintain its status as a REIT, the holders of the Series A Preferred Shares will have the right to nominate and elect 40% of the members of our Board of Trustees.

Excepted Holder Agreement
       In connection with the strategic alliance, we and CNL entered into an Excepted Holder Agreement pursuant to which we exempted CNL from compliance with the 9.9% ownership limitation regarding any class or series of our equity securities set forth in our Declaration of Trust. Under the Excepted Holder Agreement, and in compliance with its terms, CNL may own up to 100% of the outstanding Series A Preferred Shares and up to 60% of the outstanding common shares (assuming redemption of the outstanding common limited partnership units for common shares), provided that the 60% ownership limit will rise to 100% if our company or our operating partnership fails to pay in full for two consecutive calendar quarters the dividends or distributions due on the Series A Preferred Shares and Series A Convertible Preferred Units or if we fail to maintain our status as a real estate investment trust.

Standstill Agreement
       We have entered into a Standstill Agreement with CNL pursuant to which CNL and its affiliates have agreed not to acquire any additional securities of ours other than as contemplated by the CNL transaction, participate in any solicitation of proxies, call meetings of our shareholders, seek representation on our Board of Trustees or vote its securities in excess of 40% of the total issued and outstanding voting shares. Securities of ours owned by CNL in excess of the 40% limit are voted by proxy in the same manner and proportion as the common shares held by all other holders. The Standstill Agreement provides that it will remain in effect until April 21, 2009 unless terminated earlier by CNL upon:

•	the failure by our company or our operating partnership to pay two consecutive quarterly dividends or distributions on the Series A Preferred Shares or the Series A Convertible Preferred Units;

•	our failure to maintain our status as a REIT;

•	another person acquiring beneficial ownership in excess of 9.9% of our equity shares that are issued and outstanding;

•	our Board of Trustees authorizing certain business combinations involving us;

•	another person’s submission of a proposal to us relating to such business combinations that is not rejected by our Board as not in the best interests of our shareholders;

•	in connection with any business combination, our removal of any impediments in our Declaration of Trust or Bylaws to any business combination;

•	CNL’s ownership of our securities, on a fully diluted basis, decreases to less than 9.9% of the common shares then outstanding, on a fully diluted basis and the termination of the Excepted Holder Agreement or other exception to the ownership limit set forth in our Declaration of Trust applicable to CNL and its affiliates; and

•	the material failure by our company or our operating partnership to comply with any of the terms of the Series A Preferred Shares or the Series A Convertible Preferred Units.

       Upon the occurrence of any of the aforementioned events, the 60% ownership limit on CNL’s ability to acquire common shares set forth in the Excepted Holder Agreement and the restrictions set forth in the Standstill Agreement on CNL’s ability to acquire additional securities of our company will terminate and CNL will be permitted to acquire any amount of additional securities of our company or our operating partnership.

Registration Rights
       We have also entered into a Registration Rights Agreement with CNL pursuant to which CNL may, subject to certain cutbacks and restrictions, cause us to register the common shares and Series A Preferred Shares owned by CNL under the Securities Act of 1933, as amended, and under state securities laws of any jurisdiction requested by CNL.

Hotel Acquisition Joint Venture
       We have also have formed a joint venture limited partnership with CNL, in which our operating partnership is serving as the sole general partner and in which CNL is the sole limited partner. The joint venture agreement provides that CNL will invest up to $40 million, and HT will invest up to $20 million in the joint venture to acquire hotel real estate assets approved by an investment committee comprised of an equal number of representatives from Hersha and CNL. The investments in the joint venture will be subject to satisfaction of the conditions to closing set forth in the joint venture agreement.
       On August 29, 2003, the joint venture made its first acquisition, the Chelsea Hampton Inn, New York, New York and accepted a $4 million capital contribution from us and an $8 million capital contribution from CNL.
       Net cash flow from operations of the joint venture will be distributed: first, to CNL to provide a 10.5% per annum return on its unreturned capital contributions; second, to us to provide an annual administrative fee of .35% of the cost of the joint venture’s assets; third, to us to provide a 13% per annum return on our unreturned capital contributions; and thereafter to CNL and us in proportion to our respective capital contributions to the joint venture. Proceeds from a sale of a joint venture property or other capital event for the joint venture will be distributed: first, to CNL to return its capital contributions; second, to us to return our capital contributions; third, to CNL to provide a 10.5% annual return on its unreturned capital contributions; fourth, to us to provide a 13% annual return on our unreturned capital contributions; and thereafter to CNL and us according to our respective capital contributions.
       CNL’s limited partnership interest in the joint venture generally will be exchangeable, at CNL’s option, for common limited partnership units of our operating partnership or common shares, based on an initial exchange price of $6.7555 per share, subject to adjustment.
       As part of the joint venture, until April 21, 2004, we must present all of our proposed acquisitions to the investment committee of the joint venture, and we may only acquire such acquisition directly if the investment committee or CNL fails to approve that acquisition for the joint venture.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT
       This section summarizes the federal income tax issues that you, as a holder of our securities, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our securities. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.
       The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
       WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
       We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.
       In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2000 through December 31, 2003, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2004 and in the future. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”
       If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

—	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

—	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification-Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

—	the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, and (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

—	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

—	85% of our REIT ordinary income for the year,

—	95% of our REIT capital gain net income for the year, and

—	any undistributed taxable income from earlier periods,
we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

—	the amount of gain that we recognize at the time of the sale or disposition, and

—	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
Requirements for Qualification
       A REIT is a corporation, trust, or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.
       We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.
       A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
       An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
       A REIT may own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We currently have four TRSs, (i) 44 New England Management Company, which leases four of our hotels, (ii) HHM Leasehold Interests, Inc., which leases 14 of our hotels, (iii) Hersha CNL TRS, Inc., which is owned by our joint venture with CNL and leases the one hotel owned by that joint venture, and (iv) Hersha PRA TRS, Inc., which is owned by our PRA Glastonbury, LLC joint venture and leases the one hotel owned by that joint venture. See “— Taxable REIT Subsidiaries.”

Income Tests
       We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.
       Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.
       Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.

       Pursuant to percentage leases, our lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of five years, with options to renew for terms of five years. The percentage leases provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly or quarterly.
       In order for the base rent, percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.
       In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.
       Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.
       Hunton & Williams LLP is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

•	we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

•	the lessees bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

•	the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

•	the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.
       Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “Failure to Satisfy Gross Income Tests”.
       As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.
       More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.
       Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly or indirectly, other than our indirect ownership of our TRS lessees, 44 New England Management Company, HHM Leasehold Interests, Inc., Hersha CNL TRS, Inc., and Hersha PRA TRS, Inc. In addition, our Declaration of Trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee (other than a TRS). Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS). However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.
       As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “— Taxable REIT Subsidiaries.”

       We have formed several TRSs to lease our hotels. Our TRSs have engaged an “eligible independent contractor,” HHMLP, to operate the related hotels on behalf of such TRSs. Furthermore, we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.
       Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.
       Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.
       If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

       Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.
       Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”
       Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
       We have no foreclosure property as of the date of this prospectus. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
       Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our operating partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
       Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
       We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 90% of our income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.
Asset Tests
       To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.
       Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
       Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.
       Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
       Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
       For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt”

securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership or REIT in which neither we nor any TRS of ours owns an equity interest or of a partnership if we own at least a 20% profits interest in the partnership).
       We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
       If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
Distribution Requirements
       Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

—	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

—	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.
       We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.
       We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
       It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or issue additional common or preferred shares.
       Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.
Taxable REIT Subsidiaries
       As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.
       We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
       Rent that we receive from our TRSs will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.
       We have formed four TRSs to lease hotels in which we own interests. We lease four of our hotels to 44 New England Management Company, a TRS owned by our operating partnership. A subsidiary of HHMLP, HHM Leasehold Interests, Inc., which is a TRS in which HHMLP owns a 99% interest and in which our operating partnership owns a 1% interest, leases 14 of our hotels. Our joint venture with CNL has formed Hersha CNL TRS, Inc., which is one of our TRSs and leases the hotel owned by that joint venture. Similarly, our PRA Glastonbury, LLC joint venture has formed Hersha PRA TRS, Inc., which is one of our TRSs and leases the hotel owned by that joint venture. We may form new TRSs in the future. Each of these existing TRSs has engaged HHMLP, an “eligible independent contractor,” to operate the related hotels on its behalf. Furthermore, we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.
       The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and each of our existing TRSs have been and will be conducted on an arm’s-length basis.
Recordkeeping Requirements
       We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.
Failure to Qualify
       If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates.
       In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Tax Aspects of Our Investments in Our Operating Partnership and the Subsidiary Partnerships
       The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
       Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.
       Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.
       A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes.
       If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT-Requirements for Qualification-Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and their Partners
       Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.
       Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.
       Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.
       Under our operating partnership’s partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.
       Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.
       If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
       Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Recently enacted tax legislation provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, our operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.
Sale of a Partnership’s Property
       Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
       Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.
State and Local Taxes
       We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.
PLAN OF DISTRIBUTION
       We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.
       We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.
Agents
       We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
       We may also engage a company to act as our agent (“Offering Agent”) for one or more offerings, from time to time, of our common shares. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then the Offering Agent will try to sell such common shares on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the American Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering.
Underwriters
       If we use underwriters for a sale of securities, the underwriters will acquire the securities, and may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Direct Sales
       We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.
Trading Markets and Listing of Securities
       Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common shares, which is listed on the American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
       Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
EXPERTS
       Our consolidated balance sheet as of December 31, 2003 and our consolidated statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2003 incorporated by reference in this prospectus, have been audited by Reznick Fedder & Silverman, P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners’ equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus have been audited by Reznick Fedder & Sliverman, P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.
       Our consolidated balance sheet as of December 31, 2002 and our consolidated statements of operations, cash flows and shareholders’ equity for each of the years ended December 31, 2002 and 2001 incorporated by reference in this prospectus, have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The consolidated balance sheet of Hersha Hospitality Management L.P. as of December 31, 2002, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002, incorporated by reference in this prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
       Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summary of legal matters contained in the section of this Prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP.

Hersha Hospitality Trust
                             Shares
% Series A Cumulative Redeemable
Preferred Shares of Beneficial Interest
(Liquidation Preference $25.00 per share)

PROSPECTUS SUPPLEMENT
July      , 2005

Joint Book Running Managers

Wachovia Securities	UBS Investment Bank
Co-Managers
Raymond James

Robert W. Baird & Co.

Stifel, Nicolaus & Company Incorporated